UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Seagate Technology Public Limited Company
(Name of Registrant as Specified In Its Charter)

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                        , 2011

Dear Fellow Shareholder:

We would like to invite you to attend the 2011 annual general meeting of shareholders (the "Annual General Meeting"), of Seagate Technology plc ("Seagate" or the "Company") which will be held at 9:30 a.m. local time, on Wednesday, October 26, 2011, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland.

The purpose of this year's Annual General Meeting is to: (i) elect or re-elect the seven board members listed in this proxy statement; (ii) approve the adoption of the Seagate Technology plc 2012 Equity Incentive Plan; (iii) determine the price range at which the Company can re-issue treasury shares; (iv) authorize the holding of the next Annual General Meeting outside of Ireland; (v) hold an advisory vote on executive compensation; (vi) hold an advisory vote on the frequency of the advisory vote on executive compensation; and (vii) re-appoint Ernst & Young as our independent auditors and authorize the Audit Committee of the board of directors to set the auditors' remuneration.

We will also present the Company's Irish Statutory Accounts for the fiscal year ended July 1, 2011 and the reports of the directors and auditors thereon.

The board of directors (the "Board") recommends that you vote for each of the seven director nominees nominated by our Board, that you vote for "ONE YEAR" with respect to how frequently a shareholder vote to approve the compensation of our named executive officers should occur, and that you vote "for" all of the other proposals to be put forward at the meeting.

The proxy materials are being furnished to the shareholders of Seagate Technology plc in connection with the solicitation of proxies by the Board for use at the Annual General Meeting, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of 2011 Annual General Meeting of Shareholders.

Your vote is important. Please take a moment to vote your shares in accordance with the instructions provided, even if you plan to attend the meeting, or appoint a proxy to vote your shares by using the Internet or by telephone, as described in the attached Proxy Statement, so that your shares may be represented at the Annual General Meeting.

The Notice of Annual General Meeting included in this proxy statement includes instructions on how to vote your shares.

Thank you for your continued support.

Sincerely,

Stephen J. Luczo Chairman, President and Chief Executive Officer

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 26, 2011

        Notice is hereby given that the 2011 Annual General Meeting of shareholders (the "2011 AGM") of Seagate Technology Public Limited Company ("Seagate" or the "Company"), an Irish company, will be held at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland on Wednesday, October 26, 2011, at 9:30 a.m. local time. The purposes of the Annual General Meeting are:

  (1)
  By separate resolutions, to elect or re-elect as directors the following individuals who shall retire in accordance with the Articles of Association and, being eligible, offer themselves for election or re-election, as the case may be:

(a) Stephen J. Luczo	(b) Frank J. Biondi, Jr.	(c) Michael R. Cannon
(d) Lydia M. Marshall	(e) Chong Sup Park	(f) Gregorio Reyes
(g) Edward J. Zander
  (2)
  To approve the adoption of the Seagate Technology plc 2012 Equity Incentive Plan;

  (3)
  To determine the price range at which the Company can re-issue treasury shares off-market;

  (4)
  To authorize holding the 2012 Annual General Meeting of Shareholders of the Company at a location outside of Ireland;

  (5)
  To hold a non-binding advisory vote on executive compensation;

  (6)
  To hold a non-binding advisory vote on the frequency of future shareholder votes on executive compensation;

  (7)
  To appoint Ernst & Young as the independent auditors of the Company and to authorize the Audit Committee of the Board to set the auditors' remuneration; and

  (8)
  To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

        The foregoing items, including the votes required in respect of each (including in the case of Proposal 3, which is being proposed as a special resolution), are more fully described in (and the full text of each proposal is set out in) the Proxy Statement accompanying this Notice of Annual General Meeting of Shareholders.

        During the Annual General Meeting, management will present the Company's Irish Statutory Accounts for the fiscal year ended July 1, 2011, and the reports of the directors and auditors thereon.

        Seagate's Board has set September 6, 2011 as the record date for the 2011 Annual General Meeting of shareholders of Seagate. Only registered holders of Seagate's ordinary shares at the close of business on that date are entitled to receive notice of the meeting and to attend and vote at the meeting.

        Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy or proxies to attend, speak and vote on such shareholder's behalf. Such proxy need not be a shareholder of the Company.

        In connection with the 2011 AGM, and in accordance with Seagate's Articles of Association, we will be relying on the U.S. Securities and Exchange Commission ("SEC") rule that allows companies to furnish proxy materials over the Internet instead of mailing printed copies of those materials to each shareholder. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") instead of a paper copy of our Proxy Statement, our Irish Statutory Accounts for the fiscal year ended July 1, 2011, and our Annual Report on Form 10-K for the fiscal year ended July 1, 2011 (collectively, the "Proxy Materials"). We believe that this process allows us to provide our shareholders with the information they need in a timely manner, while reducing the environmental impact and lowering the costs of printing and distribution of our Proxy Materials. The Notice of Internet Availability also contains instructions on how to request a paper copy of the Proxy Materials, as well as a form of proxy card or voting instruction card. If you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise.

        THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF ONE OR MORE SHAREHOLDERS WHO HOLD SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING SHALL CONSTITUTE A QUORUM. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND, SPEAK AND VOTE ON YOUR BEHALF. THIS PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY. Our Proxy Materials are available to shareholders at www.proxyvote.com.

By order of the Board of Directors,

Kenneth M. Massaroni Executive Vice President, General Counsel and Chief Administrative Officer 38/39 Fitzwilliam Square Dublin 2 Ireland +353 1 234-3136

                        , 2011

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY
OCTOBER 26, 2011

 GENERAL INFORMATION

        The board of directors (or "Board") of Seagate Technology plc ("Seagate" or the "Company") is soliciting your proxy for use at the 2011 Annual General Meeting of Shareholders (the "2011 AGM"), to be held on Wednesday, October 26, 2011, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland at 9:30 a.m. local time, and at any postponement or adjournment of the meeting. The proxy statement and related materials are first being distributed and made available to the shareholders of the Company on or about September     , 2011. Seagate is incorporated and organized under the laws of Ireland, and maintains its registered office in Ireland at 38/39 Fitzwilliam Square, Dublin 2, Ireland. Seagate's telephone number at that address is +353 (1) 234-3136.

        You may contact our Investor Relations department by telephone in the United States at +1 (408) 658-1222; by e-mail at stx@seagate.com; or by mail at Seagate Technology plc, Investor Relations, 10200 S. De Anza Boulevard, Cupertino, California 95014. Our website address is www.seagate.com. Information contained on, or accessible through, our website is not a part of this Proxy Statement.

        References in this Proxy Statement to "we", "our", "Seagate", "us" and "the Company" are to Seagate Technology plc and/or, where appropriate, its predecessor Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

        Who Can Attend and Vote; Votes Per Share.    Our only outstanding class of voting securities is our ordinary shares, par value $0.00001 per share. All persons who are registered holders of our ordinary shares at the close of business Eastern Time on September 6, 2011, the record date for the 2011 AGM (the "Record Date"), will be entitled to notice of, and to vote at, the 2011 AGM. As of the close of business on the Record Date, there were                        outstanding ordinary shares.

        These shareholders will be entitled on a poll to one vote per ordinary share on all matters submitted to a vote of shareholders, so long as those shares are represented at the 2011 AGM in person or by proxy. Your shares will be represented if you attend and vote at the 2011 AGM or if you submit a proxy. You can attend and vote at the meeting even if you have completed and submitted a form of proxy.

        Internet Availability of Proxy Materials.    On or around September     , 2011, we mailed to our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability"), directing shareholders to a website where they may access our proxy materials, including this Proxy Statement, our Irish Statutory Accounts for the fiscal year ended July 1, 2011, and our Annual Report on Form 10-K for the fiscal year ended July 1, 2011 (collectively, the "Proxy Materials"). The Notice of Internet Availability directs shareholders to a website where they may access the Proxy Materials and view instructions on how to vote online. If you prefer to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise.

        How to Vote; Submitting Your Proxy.    The Board recommends that you vote your shares

  •
  "FOR" Proposal 1 to elect the seven (7) director nominees;

  •
  "FOR" Proposal 2 to adopt the Seagate 2012 Equity Incentive Plan;

  •
  "FOR" Proposal 3 to authorize the price range at which Seagate can re-issue treasury shares off market;

  •
  "FOR" Proposal 4 to authorize holding the 2012 Annual General Meeting outside of Ireland;

  •
  "FOR" Proposal 5 to approve the compensation of our named executive officers;

  •
  FOR "ONE YEAR" with respect to Proposal 6 on how frequently a shareholder vote to approve the compensation of our named executive officers should occur; and

  •
  "FOR" Proposal 7 to appoint Ernst & Young as the independent auditors and authorize the Audit Committee of the Board to set the auditors' remuneration.

        By completing and submitting your proxy, you are legally designating the individual or individuals named by you in the proxy card or, if you do not name your proxy or proxies, Lydia M. Marshall and Kenneth M. Massaroni (the "Proxy Holders") to vote your shares in accordance with the instructions you have indicated on the proxy. If you sign and return your proxy without designating any individual named by you and do not indicate how your shares are to be voted, then the Proxy Holders will vote as the Board recommends on each proposal. It is not expected that any additional matters will be brought before the 2011 AGM, but if other matters are properly presented at the 2011 AGM or any adjournment or postponement thereof, the Proxy Holders will vote your shares in their discretion on such matters.

        Shares Registered Directly in the Name of the Shareholder.    If you hold our ordinary shares registered directly in your name in our register of shareholders, you may vote by Internet or telephone, by returning a signed proxy card, or by voting in person at the 2011 AGM. Specific instructions for registered shareholders are set forth in the proxy card enclosed herewith.

        Shares Registered in the Name of a Nominee.    If your shares are held in a stock brokerage account or by a broker, bank, or other nominee in "street name", you are considered the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank, or nominee, who is the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank, or nominee has enclosed or will send you a voting instruction form for you to use to direct how your shares should be voted. Many brokers or banks also offer voting by Internet or telephone. Please refer to your voting instruction form for instructions on the voting methods offered by your broker or bank. As a beneficial owner of ordinary shares, you are also invited to attend the 2011 AGM. In order to be admitted to the 2011 AGM, you must bring a letter or account statement showing that you beneficially own the shares held by the broker, bank or nominee. However, since you are not the shareholder of record, you may not vote those shares in person at the 2011 AGM unless you request and receive a valid proxy from your broker, bank, or nominee.

        Revoking Your Proxy.    If you hold shares registered directly in your name, you may revoke your proxy at any time before it is voted at the 2011 AGM, by: (1) sending a signed revocation thereof to Seagate Technology plc at 10200 S. De Anza Boulevard, Cupertino, California 95014, Attention: Corporate Secretary, which we must receive by 3:00 p.m., Pacific Daylight Time, on October 24, 2011; (2) submitting a later dated proxy, which we must receive by mail by 3:00 p.m., Pacific Daylight Time, on October 24, 2011, or online or by telephone by 11:59 p.m., Eastern Time, on October 24, 2011; or (3) voting your shares in person at the 2011 AGM.

        If you are not a registered holder but your shares are registered in the name of a nominee, you must contact the nominee to revoke your proxy, since attending the 2011 AGM alone will not revoke any proxy.

        Proxy Solicitation.    We will bear all costs and expenses of soliciting proxies from shareholders. We have retained a proxy solicitation firm, Morrow and Co., to aid us in the solicitation process. We will pay Morrow and Co. its customary fee, estimated to be $8,500, plus reasonable out-of-pocket expenses incurred in the solicitation process. Seagate or its agent will distribute proxy materials to brokers, custodians, nominees, fiduciaries and other record holders and request that they forward materials to the beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such record holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to vote over the Internet, you are responsible for any Internet access charges you may incur. Our directors, officers and selected other employees may also solicit proxies by telephone, facsimile, or e-mail or in person. No additional compensation will be paid to directors, officers, or other employees of Seagate for their services in soliciting proxies for the 2011 AGM.

        Quorum, Voting Requirements and Broker Non-Votes.    In order to establish a quorum at the 2011 AGM, there must be one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the Company entitled to vote at the meeting. For purposes of determining a quorum, abstentions and "broker non-votes" are counted as present and entitled to vote. A "broker non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner is not entitled to vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. For each of the proposals being considered at the 2011 AGM, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except for Proposal 3 (determination of the price range at which the Company can re-issue shares off-market that it acquires as treasury stock), which requires the affirmative vote of not less than 75% of the votes cast, and Proposal 6 (regarding the frequency of the non-binding advisory vote on executive compensation), which will be determined by a plurality of the votes cast.

        With respect to Proposal 1, the affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve the election of each of the director nominees, each of whose election is subject to a separate vote. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then that director will not be appointed and the position on the Board that would have been filled by the director nominee will, except in limited circumstances, become vacant. The Board has the ability to fill the vacancy in accordance with the Company's Articles of Association, subject to re-appointment by the Company's shareholders at the next annual general meeting of shareholders. Notwithstanding the requirement that a director nominee requires a majority of the votes cast, Irish law requires a minimum of two directors at all times. Therefore, in the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Articles of Association, hold office until his or her successor shall be elected.

        Abstentions and "broker non-votes".    If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Generally, brokers have discretionary power to vote your shares with respect to "routine" matters, but they do not have discretionary power to vote your shares on "non-routine" matters. We believe that proposals 3, 4 and 7 will be considered routine, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion on these proposals if you do not provide voting instructions to your bank or brokerage firm. This is known as "broker discretionary voting." However, we note that proposals 1 (the election of directors), 2 (the approval of the 2012 Equity Incentive Plan), 5 (the non-binding advisory vote on executive compensation) and 6 (the non-binding advisory vote on the frequency of the advisory vote on executive compensation) are considered "non-routine" matters. Accordingly, if you do not provide instructions on how your shares are to be voted on proposals 1, 2, 5 or 6, the bank or brokerage firm will not be entitled to vote your shares with respect to these proposals. This is called a "broker non-vote."

        Abstentions and "broker non-votes" will not be considered votes properly cast at the Annual General Meeting. Because all of the proposals will be determined based on the votes properly cast at the Annual General Meeting, abstentions and "broker non-votes" will not have any effect on the outcome of these proposals.

        We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

        Voting Procedures and Tabulation.    We have selected an inspector of elections to act at the 2011 AGM and to make a written report thereof. Prior to the 2011 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the 2011 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PRESENTATION OF IRISH STATUTORY ACCOUNTS

        The Company's Irish Statutory Accounts for the fiscal year ended July 1, 2011, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. The Company's Irish Statutory Accounts have been approved by the Board. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company's Irish Statutory Accounts are available with the Proxy Materials at www.proxyvote.com.

PROPOSAL 1(a) – 1(g) – ELECTION OF DIRECTORS

(Ordinary Resolutions)

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated seven nominees for election at the 2011 AGM. Our Board's nominees are Messrs. Luczo, Biondi and Cannon, Ms. Marshall, Dr. Park, and Messrs. Reyes and Zander.

        Each of the Board's nominees is currently serving as a director of Seagate.

        Under our Articles of Association, the Board may have not less than two or more than 12 members. We currently have eight directors serving on our Board. The holders of ordinary shares, voting as a class, have the right to elect or re-elect, as the case may be, all seven members to the Board to serve until the 2012 AGM.

        If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then that director will not be appointed and the position on the Board that would have been filled by the director nominee will, except in limited circumstances, become vacant. The Board has the ability to fill the vacancy in accordance with the Company's Articles of Association, subject to re-appointment by the Company's shareholders at the next annual general meeting of shareholders. Notwithstanding the requirement that a director nominee requires a majority of the votes cast, as Irish law requires a minimum of two directors at all times, in the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company's Articles of Association, hold office until his or her successor shall be elected.

        Each of the nominees is willing and able to serve as director. However, if any nominee becomes unwilling or unable to serve as a director, then the Board will either propose a substitute nominee (and the Proxy Holders will vote for the appointment of the proposed nominee) or determine to reduce the size of the Board.

Director Changes

  •
  Michael R. Cannon joined the Board, effective as of February 1, 2011.

  •
  William W. Bradley resigned from the Board, effective as of August 13, 2010.

  •
  Albert A. (Rocky) Pimentel resigned from the Board, effective as of April 7, 2011.

  •
  On July 27, 2011, John W. Thompson notified the Board that he would not stand for re-election at the 2011 AGM.

Board Composition

        As the world's leading provider of hard disk drives based on revenue, our business involves an operational structure that operates on a global scale and encompasses design, manufacturing, sales and marketing functions in a context characterized by rapidly evolving technologies, exposure to business cycles, and significant competition.

        The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our dynamic business and the then-current membership on the Board. This assessment of skills, experience, and background takes into consideration the changes in the Company's business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board's annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board's goal of creating and sustaining a Board that can appropriately support and oversee the Company's activities.

        We do not expect or intend that each director will have the same background, skills, and experience; rather we believe the Company and its shareholders are best served by a Board that has a variety of skills, backgrounds and experiences. Our Board, therefore, seeks a diverse portfolio of qualifications to assist the Board in its oversight of our business and operations. Key skills and experience that the committee and our Board consider important for our directors to have include one or more of the following:

        Senior Leadership Experience.    Directors who are or have served in senior leadership positions are important to us, as they bring a depth of experience and perspective in analyzing important operational and policy issues, and then shaping and overseeing the execution of responsive strategies. These directors' insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at organizations that operate on a global scale, face significant competition, and/or involve technology or other rapidly evolving business models.

        Public Company Board Experience.    directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a public company board of directors; the relations of a board to the Chief Executive Officer ("CEO") and other management personnel; the importance of particular agenda and oversight matters; and oversight of the changing mix of strategic, operational, and compliance related matters.

        Financial Expertise.    Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investment activities, financial reporting, and internal control of such activities.

        International Expertise.    Seagate is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries. Directors with global expertise can provide a useful business and cultural perspective.

        Industry or Technical Expertise.    Because we are a technology company, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing and assembly-and-test operations, and the markets in which we compete.

        Business Development Expertise.    Directors who have a background in business development and in M&A transactions can provide insight into developing and implementing strategies for growing our business through strategic combinations.

        Government Experience.    Directors who have served in government positions can provide experience and insight into working constructively with governments around the world.

        Each director nominee's biography notes his or her relevant experience, background, and skills relative to the qualifications we consider important.

        The Board recommends that you vote "FOR" each of the following nominees:

Name	Position with the Company	Age (as of the Record Date)	Seagate Board Member Since
Stephen J. Luczo	Chairman, President, and Chief Executive Officer	54	2000
Frank J. Biondi, Jr.	Director	66	2005
Michael R. Cannon	Director	58	2011
Lydia M. Marshall	Director	62	2004
C.S. Park	Director	63	2006
Gregorio Reyes	Director	70	2004
Edward J. Zander	Director	64	2009

Directors' Principal Occupation, Business Experience, Qualifications and Directorships.

        Stephen J. Luczo has been a director of Seagate since 2000. Mr. Luczo has served as President and CEO since January 2009, and continues to serve as Chairman of the Board. Mr. Luczo joined Seagate in October 1993 as Senior Vice President of Corporate Development. In September 1997, he was promoted to President and Chief Operating Officer of our predecessor, Seagate Technology, Inc. and, in July 1998, he was promoted to CEO at which time he joined the Board as a director of Seagate Technology, Inc. He was appointed Chairman of the Board in 2002. Mr. Luczo resigned as CEO effective as of July 3, 2004, but retained his position as Chairman of the Board. He served as non-employee Chairman from October 2006 to January 2009. From October 2006 until he rejoined us in January 2009, Mr. Luczo was a private investor. Prior to joining Seagate in 1993, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993.

        As our President and CEO, Mr. Luczo brings to the Board significant senior leadership, global experience and knowledge of competitive strategy, technology and competition. As President and CEO, Mr. Luczo has direct responsibility for the Company's strategy and operations. With his early career based in investment banking, Mr. Luczo also brings to the Board significant business development, M&A, and financial experience related to business and financial issues facing large companies.

        Frank J. Biondi, Jr. has been a director of Seagate since 2005, and is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since June 1999. He was Chairman and CEO of Universal Studios from April 1996 through November 1998. Mr. Biondi previously served as President and CEO of Viacom, Inc. from July 1987 through January 1996, and was a member of the Viacom board of directors. Mr. Biondi currently serves on the boards of directors of Amgen, Inc., Hasbro, Inc., Cablevision Systems and RealD, Inc. Within the past five years, Mr. Biondi has served as a member of the boards of directors of Bank of New York Mellon, Harrah's Entertainment, Inc., and Yahoo!, Inc.

        As Senior Managing Director of a private equity firm, and as a former CEO of several companies with substantial media experience, Mr. Biondi brings to our Board significant senior leadership experience, and financial and industry expertise. Mr. Biondi's board service with other public companies provides cross board experience.

        Michael R. Cannon has been a director of Seagate since February 2011. Mr. Cannon served as President, Global Operations of Dell Inc. from February 2007 until his retirement in January 2009, and as a consultant to Dell Inc. from January 2009 until January 31, 2011. Prior to joining Dell Inc., Mr. Cannon was the President, Chief Executive Officer and a member of the board of directors of Solectron Corp., an electronic manufacturing services company, from January 2003 until February 2007. From July 1996 until January 2003, Mr. Cannon served as the Chief Executive Officer of Maxtor Corporation ("Maxtor"), a disk drive and storage systems manufacturer. He served on Maxtor's board of directors from July 1996 until Seagate acquired Maxtor in May 2006. Prior to joining Maxtor,

Mr. Cannon held senior management positions at IBM. Mr. Cannon served on the Board from October 2006 until February 2007, and has served on the board of directors of Adobe Systems since 2003, on the board of directors of Elster Group SE since September 2010, and on the board of directors of Lam Research Corporation since February 8, 2011.

        Mr. Cannon brings financial and operational expertise to our Board through his service as a public company President, CEO and member of board of directors, and his previous senior management positions. In addition, he has significant leadership experience due to his experience as a senior executive with other companies.

        Lydia M. Marshall has been a director of Seagate since 2004. Ms. Marshall is retired from Versura, Inc., an internet-based higher education finance company that she founded. She served as Chair and CEO of Versura, Inc. from 1999 until 2004. Previously, she was Managing Director of Rockport Capital Incorporated from 1997 to 1999, Executive Vice President Marketing of Sallie Mae from 1993 to 1997, and Senior Vice President heading Sallie Mae's Institutional and Public Finance and Strategic Planning Divisions from 1985 to 1993. Ms. Marshall is a member of the board of directors of Nationwide Mutual Insurance Company. Within the past five years, Ms. Marshall has served as a member of the board of directors of Nationwide Financial Services, Inc.

        As a former board chair and CEO, and having held other senior management positions with other companies, Ms. Marshall brings to our Board significant senior leadership experience and financial expertise. Ms. Marshall's board service with other public companies provides cross board experience.

        Dr. C.S. Park has been a director of Seagate since 2006. Prior to joining Seagate's Board, Dr. Park served as Chairman and CEO of Maxtor from November 2004 until May 19, 2006, as Chairman of Maxtor's board of directors from May 1998 until May 2006, and served as a member of its board from February 1994 to May 2006. Maxtor was acquired by Seagate in May 2006. Dr. Park served as Investment Partner and Senior Advisor at H&Q Asia Pacific, a private equity firm, from April 2004 until September 2004, and as a Managing Director for the firm from November 2002 to March 2004. Prior to joining H&Q Asia Pacific, Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman. Dr. Park is a member of the boards of directors of Ballard Power Systems, Inc., Computer Sciences Corporation and Brooks Automation, Inc. Within the past five years, Dr. Park has served as a member of the board of directors of Maxtor, STATS ChiPAC Ltd, and SMART Modular Technologies, Inc.

        As a former board chair and CEO, and having held other senior management positions with other companies, Dr. Park brings to our Board significant senior leadership experience, financial and international expertise. In addition, Dr. Park has extensive industry expertise, including expertise in the disc drive business that is invaluable to our Board. Dr. Park's board service with other public companies provides cross board experience.

        Gregorio Reyes has been a director since 2004. Mr. Reyes has been a private investor and management consultant since 1994. Mr. Reyes began his career in the semiconductor industry with National Semiconductor Corporation in 1962, followed by executive positions with Motorola, Inc., Fairchild Semiconductor and Eaton Corporation. From 1981 to 1984, he was President and CEO of National Micronetics, Inc., a provider of hard disc magnetic recording head products for the data storage industry. Between 1986 and 1990, he was Chairman and CEO of American Semiconductor Equipment Technologies. Mr. Reyes co-founded Sunward Technologies in 1985 and served as its non-executive Chairman from 1985 to 1990, and its Chairman and CEO from 1990 until 1994. Mr. Reyes currently serves as non-executive Chairman of LSI Corporation, and non-executive Chairman of Dialog Semiconductor plc.

        Mr. Reyes brings senior leadership and industry expertise to our Board from his career as a senior executive of technology companies. He brings cross board experience from his service on other public company boards.

        Edward J. Zander has been a director since 2009. Mr. Zander served as Chairman and CEO of Motorola, Inc. from January 2004 until January 2008, when he retired as CEO and continued as Chairman. He resigned as Chairman in May 2008. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries from July 2003 to December 2003. Mr. Zander was President and COO of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from October 1987 until June 2002. Mr. Zander is also a member of the board of directors of NetSuite, Inc. He previously served on our Board from November 2002 to October 2004. Within the past five years, Mr. Zander has served as a member of the board of directors of Motorola, Inc.

        Mr. Zander brings senior leadership and industry expertise to our Board from his career as a senior executive of technology companies, and financial expertise from his prior positions with private equity funds. He brings cross board experience from his service on other public company boards.

        There is no family relationship between any of the directors or our executive officers nor are any of our directors or executive officers party to any legal proceedings adverse to us.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve the election of each of the director nominees.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE SEVEN (7) NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    Our Board is committed to using sound corporate governance practices to help fulfill its responsibilities to our shareholders, and has adopted and disclosed corporate governance guidelines to clarify how it exercises its responsibilities. The Corporate Governance Guidelines are summarized below, and are also available on the Corporate Governance section of our website at http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance. You may also request a copy in print from: Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014.

        The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines, and reviews the Guidelines at least annually and makes recommendations to the Board concerning corporate governance matters. The Board may amend any of the Corporate Governance Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board's judgment or fiduciary duties.

        Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

  •
  The Board believes that there should be a substantial majority of independent directors on the Board.

  •
  All directors stand for election every year.

  •
  The Board does not have a mandatory retirement age for directors and, because the Nominating and Corporate Governance Committee annually evaluates director nominees for the following year, the Board has decided not to adopt arbitrary term limits for its directors.

  •
  Directors with significant job changes are required to submit an offer of resignation from the Board to the Nominating and Corporate Governance Committee, which then evaluates whether the individual continues to satisfy the Board's membership criteria in light of his or her new occupational status, and makes a recommendation to the Board for its decision whether or not to accept the director's resignation.

  •
  Non-management directors are limited to service on four public company boards, in addition to service on the Company's Board. Our CEO is limited to service on one public company board, in addition to service on our Board.

  •
  The Board generally believes that the offices of Chairman and CEO should be held by separate persons, to aid in the oversight of management, unless it is in the best interests of the Company that the same person holds both offices. Notwithstanding the Board's general policy, the Board believes that the interests of the Company are currently best served by Mr. Luczo holding the offices of both Chairman and CEO (see "Board Leadership Structure" elsewhere in this Proxy Statement).

  •
  The Board periodically selects a director, who must be independent, to serve as the Lead Independent Director. The Lead Independent Director coordinates the activities of the other non-management directors, presides over meetings of the Board at which the Chairman of the Board is not present and each executive session of independent directors, serves as liaison between the Chairman of the Board and the independent directors, approves meeting schedules and agendas for the Board, has authority to call meetings of the independent directors, and is available for consultation and direct communication if requested by major shareholders.

  •
  We require that each non-management board member own shares of the Company, as described in this Proxy Statement under the heading "Share Ownership Guidelines".

  •
  The Board has regularly scheduled presentations from finance, sales and marketing, and our major business functions and operations.

  •
  At least annually, the Board evaluates the performance of the CEO. For a discussion on the relationship between performance and compensation, please see the Compensation Discussion & Analysis (the "CD&A"), set forth in this Proxy Statement.

  •
  The Nominating and Corporate Governance Committee manages a process whereby the Board and its committees are subject to annual evaluation and self-assessment.

        In addition, the Board's annual agenda includes reviewing the long-term strategic planning, risk management, and succession planning of the Company. The Board also receives a report, at least annually, from management on succession planning and management development, and annually reviews the performance of senior management.

        Our Board works with management to provide appropriate orientation and continuing education for directors. The orientation is designed to familiarize new directors with our businesses, strategies, and challenges. Continuing education may include a mix of in-house and third party presentations and programs, and the Company will, upon authorization of the Chair of the Nominating and Corporate Governance Committee, reimburse directors for reasonable expenses related to attendance at appropriate outside continuing education programs.

Board Leadership Structure

        The Board generally believes that the offices of Chairman and CEO should be held by separate persons, to aid in the oversight of management, unless it is in the best interests of the Company that the same person holds both offices. On January 12, 2009, the Chairman of the Board, Stephen J. Luczo, was appointed as President and CEO. The Board believes that our current leadership structure—a combined Chairman and CEO, together with a Lead Independent Director, active and strong non-employee directors, and Board committees constituted with independent directors—is the most effective for the Company at this time.

        The combination of the Chairman and CEO roles allows one person to speak for and lead the Company and the Board. In addition, our Lead Independent Director facilitates effective oversight by an independent board. We believe the CEO is in the best position to focus our independent directors' attention on the issues of greatest importance to the Company and its shareholders. We believe our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

        Historically, the Chair of the Nominating and Corporate Governance Committee served as the Lead Independent Director, a role currently held by Ms. Marshall. In July 2011, the Board decoupled the role of Lead Independent Director from the Chairmanship of the Nominating and Corporate Governance Committee, and determined to periodically rotate the role of Lead Independent Director among the independent directors of the Board for so long as the Chairman of the Board is not independent. The Board intends to elect a Lead Independent Director from the Company's independent directors at their first executive session after the 2011 AGM. The Lead Independent Director coordinates the activities of the other non-management directors, presides over meetings of the Board at which the Chairman of the Board is not present and each executive session, facilitates the CEO evaluation process, serves as liaison between the Chairman of the Board and the independent directors, approves meeting schedules and agendas for the Board, has authority to call meetings of the independent directors, and is available for consultation and direct communication if requested by major shareholders.

        Our independent directors meet without management present at each regularly scheduled Board meeting. If the Board convenes a special meeting, the independent directors will meet in executive session if circumstances warrant. For more information on executive sessions of the Board, please see the section entitled "Executive Sessions of the Independent Directors and Lead Independent Director" below.

        Board Meetings, Committees and Attendance.    The Board meets regularly during the year and holds special meetings whenever circumstances require. During fiscal year 2011, the Board held eight meetings. All directors attended at least 75 percent of the aggregate of the meetings of the Board and of the committees of which they were members held during their tenure with us.

        All directors who were serving at the time of the Company's 2010 Annual General Meeting attended that meeting.

        The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee. The Strategic and Financial Transactions Committee was decommissioned in July 2011. The committees are responsible to the full Board. The table below provides the current membership for each of the committees as of the Record Date, and the number of meetings held during the fiscal year.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic & Financial Transactions Committee(3)	Finance Committee(4)
Frank J. Biondi, Jr.	•C	•		•	•
Michael R. Cannon			•	•	•
Stephen J. Luczo				•
Lydia M. Marshall(1)	•		•C
C.S. Park				•C	•C
Gregorio Reyes	•			•	•
John W. Thompson(2)		•C
Edward J. Zander		•	•
Number of Meetings in FY2011	10	6	5	15	N/A

C = Chair of the Committee

(1)
Ms. Marshall is the Board's Lead Independent Director.

(2)
On July 27, 2011, Mr. Thompson notified the Board that he would not stand for re-election at the 2011 AGM.

(3)
The Strategic and Financial Transactions Committee was decommissioned in July 2011.

(4)
The Finance Committee was constituted in July 2011, following the end of FY2011.

        The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. Please visit the Corporate Governance section of our investor relations website at http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance, where the charters of the Board committees are available. You may also request a copy in print from: Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014.

        The Board has determined that each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfy the applicable NASDAQ Global Select Market ("NASDAQ") and SEC standards for independence, as discussed in more detail under the heading "Director Independence", below.

        Audit Committee.    The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities relating to the Company's financial statements and financial reporting process, the qualifications, independence and performance of the Company's independent auditors, the performance of the Company's internal audit function, and the Company's compliance with legal and regulatory requirements. The Audit Committee has a charter which may be found on our website under Committee Charters at http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance/board_structure. The Board had determined that Mr. Pimentel was (until his resignation) and Mr. Biondi is, an audit committee financial expert, and that all current members of the committee meet the applicable NASDAQ and SEC standards for membership of the Audit Committee, as discussed under the heading "Director Independence" below.

        Compensation Committee.    The Compensation Committee reviews and establishes compensation of the Company's executive officers ("Executives"), evaluates the Company's programs and practices relating to leadership development, and oversees the administration of the Company's stock based and certain other compensation plans, all with a view toward maximizing long-term shareholder value. The Compensation Committee has a charter which may be found on our website under Committee Charters at http://www.seagate.com/www/en-us/about/ investor/relations/corporate governance/board structure. The Compensation Committee may engage outside compensation consultants, and engaged Frederic W. Cook & Company ("FW Cook") in fiscal year 2011 to advise it with respect to executive compensation and related matters. Additional information on the Committee's processes and procedures for considering and determining executive compensation, as well as the services provided by FW Cook, is contained in the CD&A section of this Proxy Statement.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates for director (please see discussion about Board composition, above), recommends candidates for election as director, and provides a leadership role with respect to corporate governance of the Company. The Nominating and Corporate Governance Committee has a charter which may be found on our website under Committee Charters at http://www.seagate.com/www/en-us/about/investor relations/corporate governance/ board structure.

        The Nominating and Corporate Governance Committee considers candidates for director positions who are recommended by its members, by other Board members, by shareholders and by management, as well as those identified by any third party search firms retained by the Nominating and Corporate Governance Committee to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other parties as enumerated in the previous sentence. The Nominating and Corporate Governance Committee considers all aspects of a candidate's qualifications in the context of the needs of the Company at that point in time, with a view to creating a Board with a diversity of experience and perspectives. Consideration of new directors typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a board of directors that best serves the needs of the Company and the interests of shareholders, and it is one of the many factors they consider when identifying individuals for Board membership.

        Shareholders wishing to submit recommendations for director candidates to the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of our Corporate Secretary by certified or registered mail:

  •
  the name, address, and biography of the candidate, and an indication of whether the candidate has expressed a willingness to serve;

  •
  the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

  •
  the number of ordinary shares beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

        Finance Committee.    The Board established the Finance Committee in July 2011. The Finance Committee is responsible for assisting the Board in reviewing, and making recommendations to the Board regarding, the Company's cash, financial and tax positions and strategy, including: cash management plans and activities; capital structure and strategies; capital asset plan and requirements and capital expenditures; equity and/or debt financing and other financing strategies; reviewing the Company's dividend policy, stock repurchase programs, securities issuances; and corporate development plans. The Committee may also evaluate and authorize management to enter into potential strategic or financial transactions in amounts up to $100 million that we have the opportunity to participate in from time to time. The Committee may review similar transactions in excess of $100 million, and make a recommendation to the full Board in connection therewith. For more information about the Finance Committee's charter, please see http://www.seagate.com/www/en-us/about/ investor_ relations/corporate_ governance.

        Strategic and Financial Transactions Committee.    Prior to being decommissioned in July 2011, the Strategic and Financial Transactions Committee was responsible for evaluating and authorizing management to enter into potential strategic or financial transactions in amounts of more than $25 million and up to $100 million individually (transactions of $25 million or less being within the CEO's discretion) that we had the opportunity to participate in from time to time. The Strategic and Financial Transactions Committee also reviewed transactions over $100 million and made recommendations to the full Board. In addition, this committee was responsible for oversight of the Company's capital structure.

        Executive Sessions of the Independent Directors and Lead Independent Director.    Our independent directors meet without management present at each regularly scheduled Board meeting. If the Board convenes a special meeting, the independent directors will meet in executive session if circumstances warrant. The Chair of the Nominating and Corporate Governance Committee has historically served as the Lead Independent Director, a role currently held by Ms. Marshall who has served in this role since October 2006. In July 2011, the Board decoupled the role of Lead Independent Director from the Chairmanship of the Nominating and Corporate Governance Committee, and determined to periodically rotate the role of Lead Independent Director among the independent directors of the Board for so long as the Chairman of the Board is not independent. The Board intends to elect a Lead Independent Director from the Company's independent directors at their first executive session after the 2011 AGM. The Lead Independent Director presides over the executive sessions, and leads the annual Board self-assessment and conducts interviews to confirm the continued qualification and willingness to serve of each director prior to the time at which directors are nominated for re-election at the annual general meeting.

        During fiscal year 2011, the independent directors met in executive session seven times.

        Director Independence.    Our Board currently includes seven independent directors. To be considered independent under the NASDAQ listing standards, a director may not be employed by the Company or engage in specified types of business dealings with the Company. In addition, as required by NASDAQ listing standards, the Board must determine, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews and discusses information provided by the directors and by the Company with regard to each director's business and personal activities as they relate to the Company and the Company's management.

        In assessing director independence, the Nominating and Corporate Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. The Board has made the determination that transactions or relationships between Seagate and an entity where a director serves as a non-management director and/or is the beneficial owner, directly or indirectly, of less than 10% of the entity, or where a director serves on a non-management advisory board of, or in a non-employee advisory capacity to, such entity are presumed immaterial for the purposes of assessing a director's independence.

        The Board considered Seagate's investment in SandForce, Inc., a company in which Seagate has an ownership interest of approximately 5%, where Dr. Park serves as an outside director and has a personal ownership interest of less than 1%.

        Following the review of these transactions, the information provided by the directors and the Company to the Board, and other relevant standards, the Board determined that each of Messrs. Biondi, Cannon, Reyes, Zander, Ms. Marshall and Dr. Park is an independent director under the NASDAQ rules. The Board has also determined the members of the Audit Committee are independent under Rule 10A-3 under the Securities and Exchange Act of 1934, as amended. Mr. Luczo is an employee of the Company, and therefore not considered independent. The Board also reviewed the independence of Mr. Bradley, who resigned from the Board effective August 13, 2010, Mr. Pimentel, who resigned from the Board effective April 7, 2011, and Mr. Thompson, who is not standing for re-election at the 2011 AGM, and determined that each of Messrs. Bradley, Pimentel and Thompson was independent during his service on the Board during the 2011 fiscal year.

        Shareholder Communications with the Board.    The AGM provides an opportunity each year for the shareholders to ask questions of, or otherwise communicate directly with, members of the Board on matters relevant to Seagate. In addition, shareholders and other interested parties may communicate with any or all of our directors, including the Lead Independent Director and/or the non-management or independent directors as a group, by transmitting correspondence to the director(s) by mail or by facsimile as follows:

  Seagate Technology plc
  Attention: Corporate Secretary
  38/39 Fitzwilliam Square
  Dublin 2
  Ireland
  Fax: +353 1 661-2040

        The Corporate Secretary shall transmit, as soon as practicable, such communications to the identified director addressee(s), unless there are legal or other considerations that mitigate against further transmission of the communication, as determined by the Corporate Secretary. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded by the Corporate Secretary, such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam, and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded; however, the Board or individual directors so addressed shall be advised of any communication withheld as soon as practicable.

        Code of Business Conduct and Ethics.    The Board has adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our CEO, CFO, and Principal Accounting Officer. Our Code of Business Conduct and Ethics is available through our website at http://www.seagate.com/www/en-us/about/global_citizenship/work_environment/code_of_business_conduct_and_ethics, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014.

The Board's Role in Risk Oversight at Seagate

        One of the Board's functions is oversight of risk management at the Company. Risk is inherent in business, and the Board seeks to understand risk in conjunction with the activities of the Board and its committees. The Board oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, to improve long-term organizational performance, and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company's business strategy is a key part of its assessment of management's tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company. Management, including senior members of the Company's finance team, presents a full review of the Company's enterprise risk management programs, covering the entire business, to the full Board twice per year.

        While the Board has the ultimate oversight responsibility for the risk management processes, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, the Compensation Committee receives and evaluates a report on the Company's compensation policy risks, and the Finance Committee is responsible for reviewing the Company's capital structure.

  Risk Assessment of Compensation Programs

        Consistent with applicable SEC disclosure requirements, we have assessed the Company's compensation programs, including our executive compensation programs, and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

        Seagate's management, with assistance from FW Cook, the Compensation Committee's external consultant, conducted a risk assessment that included a detailed qualitative and quantitative analysis of our compensation and benefit programs to which employees at all levels of the organization may participate, including our named executive officers ("NEOs"). Based on our assessment, we believe that our compensation and benefit programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of the Company. Our programs are generally designed to pay-for-performance and provide incentive-based compensation. The programs also contain various factors to ensure our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

  •
  oversight of programs (or components of programs) by independent committees of the Board, including the Compensation Committee;

  •
  discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final incentive award payouts;

  •
  oversight of programs (or components of programs) by a broad-based group of functions within the organization, including our human resources, finance and legal departments;

  •
  a variety of programs that provide focus on both short and long-term goals and that provide a balanced mixture of cash and equity compensation;

  •
  customary caps on the maximum payouts available under short-term incentive programs;

  •
  incentives focused primarily on the use of financial metrics based on the Annual Business Plan which is approved by the Board;

  •
  service-based vesting conditions with respect to equity-based awards to require multi-year stock holdings;

  •
  the significant long-term ownership position (as reinforced by the Ownership Guidelines) in the Company held by certain of our key NEOs; and

  •
  the pay recovery policy applicable to NEO awards which provides for recoupment of incentive compensation in the event of fraud or misconduct related to a restatement of financial results.

        We discussed the findings of our risk assessment with the Compensation Committee. Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking.

  Share Ownership Guidelines

        Members of the Board are subject to the director share ownership requirements contained in our Corporate Governance Guidelines, which were established, and from time to time updated, to more closely link directors' interests with those of our shareholders.

  Fiscal Year 2011 Share Ownership Guidelines

        At its meeting on July 27, 2010, the Board approved amended share ownership guidelines for its non-management directors, which became effective on July 27, 2010, and require that each non-management board member own the number of shares equal in value to four times the annual board retainer, measured quarterly based on the quarter closing share price. The Board determined that this guideline, based on a multiple equal to four times its cash retainer, was aligned with market practice. At its meeting on April 27, 2011, the Compensation Committee amended the guidelines to provide that shares owned directly or indirectly, including unvested restricted shares and restricted share units, will be counted in the determination of whether the non-management director share ownership guidelines have been satisfied.

COMPENSATION OF DIRECTORS

        The Board approved the compensation for our non-management directors for fiscal year 2011 at its meetings on July 27, 2010, October 27, 2010 and April 27, 2011, as set forth below. The changes included an increase to the cash retainer for board service and for the lead independent director, and a decrease in the cash retainer for audit committee service. Seagate does not pay management directors for board service in addition to their regular employee compensation. While Seagate would pay the retainer disclosed below to a non-management director serving as the Chairperson of the Board, Mr. Luczo is currently serving in that position and does not receive such retainer.

Cash Compensation

Board or Board Committee	Membership	Retainer as of April 2, 2011
Board of Directors	Non-executive Chairperson	$150,000
	Member	$72,000
Audit Committee	Chairperson	$30,000
	Member	$15,000
Compensation Committee	Chairperson	$20,000
	Member	$10,000
Nominating and Corporate Governance Committee	Chairperson	$20,000
	Member	$10,000
Strategic and Financial Transactions Committee(1)	Chairperson	$20,000
	Member	$10,000
Finance Committee	Chairperson	$20,000
	Member	$10,000
Lead Independent Director		$30,000

(1)
The Strategic and Financial Transactions Committee was decommissioned in July 2011.

Fiscal Year 2011 Director Equity Compensation Program

        Each newly appointed or elected non-management director receives an initial restricted share unit grant equal in number to $200,000 divided by the average closing share price for the quarter prior to the grant, rounded to the nearest whole share. If the appointment occurs other than in connection with the election of directors, this dollar amount is pro-rated for the year of appointment. If prior to commencement of Board service, the new director was an officer or member of the board of directors of an entity acquired by Seagate, the Board may decide to award a lesser number of restricted share units. The grant date for each such award is the date of the director's election or appointment. Generally, each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date or the day prior to the next election of directors at an AGM. However, any grants made prior to the January 18, 2011 AGM vest on the sooner of the one-year anniversary of the grant date or on the day prior to the next election of directors at an AGM, excluding the January 18, 2011 AGM. All restricted share unit grants will become fully vested in the event of a "Change of Control" of Seagate (as such term is defined in the Seagate Technology plc 2004 Share Compensation Plan, as amended (the "2004 SCP")).

        Each year at the AGM, or, with respect to the fiscal year 2011 annual grant, on October 27, 2010, each non-management director who is elected to the Board shall automatically receive (or in the case of the fiscal year 2011 annual grants, did automatically receive) a grant of restricted share units equal in number to $200,000 divided by the average closing share price for the quarter prior to the grant, rounded to the nearest share. The grant date for each such award is generally the date of the AGM, or, with respect to the fiscal year 2011 annual grant, October 27, 2010. Generally, each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date or the day prior to the next election of directors at an AGM. However, the grants made on October 27, 2010 will vest on the sooner of the one-year anniversary of the grant date or on the day prior to the next election of directors at an AGM, excluding the January 18, 2011 AGM. All restricted share unit grants will become fully vested in the event of a "change of control" of Seagate (as such term is defined in the 2004 SCP). For fiscal year 2011, the Board determined that the annual grants would occur on October 27, 2010, rather than at the January 18, 2011 AGM, to remain consistent with the Seagate's practice of making the annual grants during its second quarter, during which quarter the AGM has historically been held.

        In addition to the annual director compensation and committee retainers paid to non-management directors, all members of the Board are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of the Board and its committees; no additional compensation is provided for attending Board or committee meetings. Effective as of January 1, 2011, Board members will no longer be eligible to participate in the Company's nonqualified deferred compensation plan. For a description of the plan, see "Compensation Discussion and Analysis—Benefits and Other Perquisites—Nonqualified Deferred Compensation Plan" elsewhere in this Proxy Statement.

Director Compensation for Fiscal Year 2011

        The table below summarizes the compensation paid or awarded to our non-management directors for the fiscal year ended July 1, 2011.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Frank J. Biondi, Jr.	121,642	254,645	—	376,287
William W. Bradley(2)	17,478	—	—	17,478
Michael R. Cannon(3)	35,605	145,070	—	180,675
Lydia M. Marshall(4)	142,000	254,645	—	396,645
C.S. Park	92,000	254,645	—	346,645
Gregorio Reyes	107,000	254,645	—	361,645
John W. Thompson	92,000	254,645	—	346,645
Edward J. Zander	92,000	254,645	—	346,645

(1)
The amounts shown represent the aggregate grant date fair value of restricted share unit awards granted in fiscal year 2011, for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation ("ASC 718"). Such amounts do not represent amounts paid to or realized by the non-management director. See Note 10, "Compensation" of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for fiscal year 2011 regarding assumptions underlying valuation of equity awards. Additional information regarding the restricted share units awarded to or held by each non-management director on the last day of the fiscal year ended July 1, 2011 is set forth in the table below.

Director	Number of RSUs Granted in Fiscal Year 2011(1)	Aggregate Number of RSUs held as of 7/1/11	Aggregate Number of Restricted Shares held as of 7/1/11	Aggregate Number of Options held as of 7/1/11
Frank J. Biondi, Jr.	16,698	16,698	7,500	155,000
William W. Bradley	—	—	—	—
Michael R. Cannon	10,340	10,340	—	—
Lydia M. Marshall	16,698	16,698	7,500	195,000
C.S. Park	16,698	16,698	7,500	58,700
Gregorio Reyes	16,698	16,698	7,500	155,000
John W. Thompson	16,698	16,698	7,500	130,000
Edward J. Zander	16,698	16,698	11,250	65,000

(1)
On October 27, 2010, each non-management director then serving was granted 16,698 restricted unit shares; we did not grant any options to our non-management directors during fiscal year 2011. The grant date fair value of $15.26 per share for the restricted share units was calculated using the average of the high and low trading price of our ordinary shares, $15.38 and $15.13, respectively, as reported on the NASDAQ on October 27, 2010. Mr. Cannon was granted 10,340 restricted share units in connection with his appointment to the Board on February 1, 2011; the grant date fair value of $14.03 per share for the RSUs was calculated using the average of the high and low trading price of our ordinary shares, $14.17 and $13.88, respectively, as reported on the NASDAQ on February 1, 2011.

(2)
Mr. Bradley resigned from the Board effective August 13, 2010.

(3)
Mr. Cannon was appointed to the Board on February 1, 2011.

(4)
Ms. Marshall serves as the Lead Independent Director for the Board.

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares on August 5, 2011, except as noted below, by (1) each person who is known by us to beneficially own more than five percent of our outstanding voting power, (2) each director and NEO and (3) all of our directors and Executives as a group. We have determined beneficial ownership in accordance with the rules of the SEC. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his or her shares beneficially owned, subject to applicable community property laws. For purposes of the table below, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person has the right to acquire on or within 60 days of August 5, 2011.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Greater than five percent holders:
FMR LLC	59,195,129	(2)	14.11%
82 Devonshire Street
Boston, MA 02109
BlackRock, Inc.	33,511,057	(3)	7.99%
40 East 52nd Street
New York, NY 10022
Viking Global Investors LP	21,682,036	(4)	5.17%
55 Railroad Avenue
Greenwich, CT 06830
Directors and named executive officers:
Stephen J. Luczo	7,868,182	(5)	1.87%
Patrick J. O'Malley	1,897,654	(6)	*
Robert W. Whitmore	1,112,213	(7)	*
William D. Mosley	913,998	(8)	*
Albert A. Pimentel	183,311	(13)	*
Frank J. Biondi, Jr.	161,874	(9)	*
Michael R. Cannon	6,885	(10)	*
Lydia M. Marshall	206,124	(11)	*
C.S. Park	67,424	(12)	*
Gregorio Reyes	165,414	(14)	*
John W. Thompson	268,784	(15)	*
Edward J. Zander	59,165	(16)	*
All directors and Executives as a group (12 persons)	13,794,713	(17)	3.24%

*
Less than 1% of Seagate's ordinary shares outstanding.

(1)
Percentage of class beneficially owned is based on 419,531,787 ordinary shares outstanding as of August 5, 2011. Each ordinary share is entitled to one vote. Ordinary shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of August 5, 2011, and all restricted shares and performance shares, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, restricted shares and/or performance shares, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
Based solely on information reported by FMR LLC on the amendment to Schedule 13G filed with the SEC on February 14, 2011 and reporting ownership as of December 31, 2010. FMR LLC has sole voting power over 1,776,103 shares and sole dispositive power over 59,195,129 shares.

(3)
Based solely on information reported by BlackRock, Inc. on the amendment to Schedule 13G filed with the SEC on February 8, 2011 and reporting ownership as of December 31, 2010. BlackRock, Inc. has sole voting power over 33,511,057 shares and sole dispositive power over 33,511,057 shares.

(4)
Based solely on information reported by Viking Global Investors LP on the Schedule 13G filed with the SEC on May 13, 2011 and reporting ownership as of May 3, 2011. Viking Global Investors LP has shared voting power over 21,682,036 shares and shared dispositive power over 21,682,036 shares.

(5)
Includes 2,232,609 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 3,750 restricted shares and 75,000 performance shares held directly by Mr. Luczo, 490,367 ordinary shares held by Red Zone Holdings Limited Partnership, 425,951 ordinary shares held by Red Zone II Limited Partnership, 4,605,625 ordinary shares held by the Stephen J. Luczo Revocable Trust dated January 26, 2001, and 34,880 ordinary shares held indirectly by the Luczo Perpetual Family Trust.

(6)
Includes 1,421,000 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 28,000 performance shares held directly by Mr. O'Malley, 425,207 ordinary shares held by the Patrick J. O'Malley III & Patricia A. O'Malley trustees for the O'Malley Living Trust and 23,447 ordinary shares owned directly by Mr. O'Malley.

(7)
Includes 1,026,665 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 41,180 performance shares held directly by Mr. Whitmore and 44,368 ordinary shares owned directly by Mr. Whitmore.

(8)
Includes 875,207 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 5,000 restricted shares and 22,000 performance shares held directly by Mr. Mosley and 11,791 ordinary shares owned directly by Mr. Mosley.

(9)
Includes 146,874 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 7,500 restricted shares held directly by Mr. Biondi and 7,500 ordinary shares held by the Biondi Family Trust.

(10)
Represents 6,885 ordinary shares held by the Cannon Trust.

(11)
Includes 186,874 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 7,500 restricted shares held directly by Ms. Marshall and 11,750 ordinary shares owned directly by Ms. Marshall.

(12)
Includes 50,574 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 7,500 restricted shares held directly by Dr. Park and 9,350 ordinary shares held by the Park Family Trust.

(13)
Includes 40,311 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 11,250 restricted shares and 111,000 performance shares held directly by Mr. Pimentel, and 20,750 ordinary shares held by the Pimentel Family Trust.

(14)
Includes 146,874 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 7,500 restricted shares held directly by Mr. Reyes and 11,040 ordinary shares held by the Gregorio & Vanessa Reyes Trust.

(15)
Includes 121,874 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 7,500 restricted shares held directly by Mr. Thompson and 139,410 ordinary shares held by the John W. Thompson and Sandra A. Thompson Trust.

(16)
Includes 39,165 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, 11,250 restricted shares held directly by Mr. Zander and 8,750 shares held by the Zander Living Trust.

(17)
Includes 6,664,902 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of August 5, 2011, and a total of 384,080 restricted shares and performance shares.

PROPOSAL 2 – TO APPROVE THE SEAGATE TECHNOLOGY 2012 EQUITY INCENTIVE PLAN

(Ordinary Resolution)

General

        The Board is seeking the approval of our shareholders of the 2012 Equity Incentive Plan (the "2012 Plan") that would govern the grant of share-based awards to our employees, directors, and consultants. The Board believes that approving the 2012 Plan will provide us with equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of the company's business and will more fully align the interests of management with those of our public shareholders. The 2012 Plan was unanimously approved by the Board on July 27, 2011. Until it is approved by our shareholders, the 2012 Plan, by its terms, is not effective and no awards may be granted under the 2012 Plan. The full text of the 2012 Plan is included as Annex A to this proxy statement. Below is a summary of certain key provisions of the 2012 Plan, which is qualified in its entirety by reference to the full text of the Plan.

Purpose of the 2012 Plan

        The purpose of the 2012 Plan, which is intended to succeed our 2004 SCP, is to promote our long-term growth and financial success by providing incentives to our employees, directors, and consultants through grants of stock-based awards. These awards are intended to tie the 2012 Plan participants' interests directly to shareholder interests and encourage individual and collective behavior that enhances our success. The provisions of the 2012 Plan, which allows for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain our competitive ability to attract, retain and motivate participants for the benefit of us and our shareholders.

Corporate Governance and Plan Design

        We have designed the 2012 Plan in accordance with currently accepted corporate governance standards for the design and implementation of employee equity incentive programs. The 2012 Plan will be the sole active plan for providing future equity incentives to eligible employees, non-employee directors and consultants; the Board believes that the new plan is in the best interest of our shareholders and Seagate, as it will assist Seagate in attracting and retaining talented employees, linking employee compensation with our performance and maintaining a culture based on employee share ownership.

        As noted above, the 2012 Plan contains a number of provisions that the Board believes are consistent with the interests of our shareholders and sound corporate governance principles, as follows:

  •
  No Stock Option Repricings.  The 2012 Plan prohibits the repricing of stock options and share appreciation rights ("SARs") without the approval of our shareholders. The provision applies both to direct repricings—that is, lowering the exercise price of an option or SAR—and to indirect repricings—that is, canceling an outstanding option or SAR in exchange for cash or a replacement award with a lower exercise price.

  •
  No Discounted Stock Options.  The 2012 Plan requires the exercise price of an option or SAR to be not less than the fair market value of our ordinary shares on the date of grant.

  •
  No Annual "Evergreen" Provision.  The 2012 Plan provides for a fixed number of shares available for grant and does not provide for any automatic increase of available shares for future issuances.

  •
  Conservative Share Counting Provisions.  The 2012 Plan provides that each full-value share award (e.g., restricted share award, restricted share unit, etc.) will be counted as 2.1 shares for purposes of determining the number of shares remaining available for issuance under the 2012 Plan. In addition, any shares tendered by a participant to pay the exercise price of an option and any shares withheld for payment of taxes will not be added back to the number of shares remaining available for issuance under the 2012 Plan.

  •
  Conservative Burn Rate and Dilution.  For fiscal years 2009 through 2011, our three-year average annual share usage rate or "burn rate" was 2.54%, which is well below the average for our industry. Burn rate is defined by Institutional Shareholder Services ("ISS") as the total number of equity awards granted in a given year divided by the number of common shares outstanding. In addition, the dilutive impact of the 2012 Plan is within appropriate limits, representing approximately 6.59% (calculated as the number of new shares reserved under the 2012 Plan divided by the total number of our ordinary shares outstanding as of July 1, 2011).

  •
  "Double trigger" Change of Control Provisions.  Under the 2012 Plan, awards do not accelerate upon a change of control unless the acquiring company does not assume the awards or if the acquiring company terminates the participant's employment within 24 months of the change of control (i.e., a "double trigger" change of control provision).

  •
  Limits on Dividend Equivalents.  It is our policy not to pay dividend equivalents unless and until the participant becomes vested in the underlying equity award.

Description of the 2012 Plan

        Eligibility.    All of our employees, including our executive officers, all of the members of the Board, and our consultants may participate in the 2012 Plan.

        Types of Awards.    The types of awards that will be available for grant under the Plan are as follows:

  •
  incentive stock options;

  •
  nonstatutory stock options;

  •
  restricted share bonuses;

  •
  share appreciation rights;

  •
  phantom share units;

  •
  restricted share units;

  •
  performance share bonuses;

  •
  performance share units; and

  •
  other share-based awards.

        Share Reserve.    A total of 28,000,000 of our ordinary shares are proposed to be reserved for issuance under the 2012 Plan, plus any shares remaining available for grant under the 2004 SCP as of the effective date of the 2012 Plan. Ordinary shares covered by awards that expire, are canceled or otherwise terminated without having been exercised or redeemed, or are settled for cash rather than shares, will again be available for grant under the 2012 Plan. Generally, shares that are subject to options or share appreciation rights granted under the 2012 Plan will be counted against the share reserve as one share for every one share granted, but any shares that are subject to restricted share bonuses, restricted share units, phantom stock units, performance share bonuses or performance share units (collectively, "Full-Value Share Awards") will generally be counted against the share reserve as 2.1 shares for every one share granted.

        No employee will be eligible to be granted awards under the 2012 Plan covering more than 10 million ordinary shares during any fiscal year or options and/or SARs covering more than 8 million ordinary shares during any fiscal year.

        Adjustments by the Board.    In the event of a corporate transaction such as a merger, consolidation, reorganizations, recapitalization, reincorporation, share split, spinoff, share dividend, extraordinary dividend, liquidating dividend, combination or exchange of shares, changes in corporate structure or other transaction in which we do not receive any consideration, the Board will adjust the class and maximum number of shares subject to the plan, the share limits on grants to a participant, and the number of shares and, if applicable, the exercise price of outstanding awards.

        Administration of the 2012 Plan.    The Board has the authority to, and intends to, delegate administration of the 2012 Plan to the Compensation Committee, except that the Board will retain the authority to make grants of equity-based awards to our non-management directors. The Compensation Committee, or the Board if the delegation of authority to the Compensation Committee is terminated or limited in the future, has the authority to, among other things:

  •
  designate participants in the 2012 Plan;

  •
  determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

  •
  interpret the 2012 Plan and establish, adopt or revise any rules and regulations to administer the 2012 Plan; and

  •
  make all other decisions and determinations that may be required under the 2012 Plan.

        Options.    The 2012 Plan provides that stock options must have an exercise price that is at least equal to 100% of the fair market value of our ordinary shares on the date the option is granted. To the extent permitted in his or her option agreement, an option holder may exercise an option by payment of the exercise price (1) in cash, (2) according to a deferred payment or similar arrangement, (3) pursuant to a "same day sale" program, (4) by the surrender of shares already owned by the option holder or (5) by a combination approved by the Board. In the event of the option holder's termination, the option holder will generally have up to three months (up to one year if the termination is due to disability and one year for the beneficiary if due to death) from termination to exercise his or her vested options.

        Restricted Share Bonuses and Performance Share Bonuses.    Restricted share bonuses and performance share bonuses are grants of ordinary shares not requiring the payment of any monetary consideration, but subject to restrictions, as determined by the Compensation Committee. Generally, unless the participant's award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant's name at the time of grant until those conditions are met. The vesting of restricted share bonus awards will generally be based on the participant's continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by us at no cost to us.

        Share Appreciation Rights.    The Compensation Committee may grant share appreciation rights independently of or in connection with an option grant. The base price per share of a share appreciation right shall be at least 100% of the fair market value of our ordinary shares on the date of grant. Generally, each share appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one ordinary share over (2) the base price, times (b) the number of ordinary shares covered by the share appreciation right being redeemed. To the extent a share appreciation right is granted concurrently with an option grant, the redemption of the share appreciation right will proportionately reduce the number of ordinary shares subject to the concurrently granted option. Payment shall be made in shares or in cash, or a combination of both, as determined by the Compensation Committee.

        Phantom Share Units.    A phantom share unit is the right to receive the value of one ordinary share, redeemable upon terms and conditions set by the Compensation Committee. Distributions upon redemption of phantom share units may be in shares valued at fair market value on the date of redemption or in cash, or a combination of both, as determined by the Compensation Committee.

        Restricted Share Units and Performance Share Units.    The Compensation Committee may also award restricted share units or performance share units, both of which entitle the participant to receive the value of one ordinary share per unit at the time the unit vests, with delivery of such value (distributed in shares or in cash) on a date chosen by the participant to the extent permitted by law. For restricted share units, vesting will generally be based on the participant's continuous service; for performance share units, vesting will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be forfeited.

        Deferred Share Units.    Participants who are not non-employee directors may receive deferred share units by electing to defer receipt of restricted share unit awards and performance share unit awards in accordance with the requirements of applicable law and the terms of our deferred compensation plan.

        Performance-Based Compensation Under Section 162(m).    The 2012 Plan would permit the Compensation Committee to specify that an award or a portion of an award is intended to satisfy the requirements for "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provided that the performance criteria for such award or portion of an award that is intended by the Compensation Committee to satisfy the requirements for "performance-based" compensation under Section 162(m) of the Code will be a measure based on one or more of the performance criteria described below, as selected by the Compensation Committee and specified at the time the award is granted. However, nothing in the 2012 Plan would require that awards granted under it be designated to satisfy Section 162(m)'s requirements for "performance-based" compensation, and the Compensation Committee may in its discretion grant or amend awards that may not be deductible by us.

        The 2012 Plan would permit the Compensation Committee to grant Full-Value Share Awards that are intended to satisfy the requirements of "performance-based" compensation under Section 162(m), the grant, vesting or retention of which could be based on any one or more of the performance criteria set forth below. The Compensation Committee may also base the grant, vesting or retention of such awards on derivations of such performance criteria, either individually, alternatively or in any combination, applied to either Seagate as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre- established target, to previous years' results or to a designated comparison group, in each case as specified by the Compensation Committee:

  •
  pre- and after-tax income;

  •
  net income (before or after taxes);

  •
  operating income;

  •
  net earnings;

  •
  net operating income (before or after taxes);

  •
  operating margin;

  •
  gross margin;

  •
  earnings per share;

  •
  return on equity;

  •
  return on assets, investments or capital employed;

  •
  pre-tax profit;

  •
  revenue;

  •
  market share;

  •
  cash flow (before or after dividends);

  •
  cost reductions or savings;

  •
  funds from operations;

  •
  total shareholder return;

  •
  share price;

  •
  earnings before any one or more of the following items: interest, taxes, depreciation or amortization;

  •
  market capitalization;

  •
  economic value added;

  •
  operating ratio;

  •
  product development or release schedules;

  •
  new product innovation;

  •
  cost reductions;

  •
  implementation of our critical processes or projects;

  •
  customer service or customer satisfaction; and

  •
  product quality measures.

        Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine. In addition, the Compensation Committee may appropriately adjust any evaluation of performance under performance criteria intended to satisfy the requirements of "performance-based" compensation to exclude, among other things, the effects of charges for restructurings or other non-recurring charges, exchange rate effects, effects of change to generally accepted accounting principles ("GAAP"), statutory adjustments to corporate tax rates, effects of an "extraordinary items" as determined under GAAP, any other unusual, non-recurring gain or loss, or other unusual or extraordinary corporate transaction or event, changes in applicable laws or regulations, dilutive effects of acquisitions or joint ventures or corporate reorganization or other corporate transactions, including a corporate liquidation.

        Forfeiture Provisions.    The Compensation Committee may specify in an award agreement that a participant's rights, payments and/or benefits with respect to a share award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including termination for cause, violation of applicable company policies, breach of an agreement between the participant and the company or any other conduct by the participant that is detrimental to our business interests or reputation.

        Transferability.    Unless otherwise determined by the Compensation Committee or provided for in a written agreement evidencing an award, awards granted under the 2012 Plan will not be transferable other than by will or by the laws of descent and distribution.

        Change of Control.    In the event of a change of control, as defined in the 2012 Plan, other than dissolution, the Board may provide for the (1) assumption or continuation of any share awards outstanding under the Plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) cash payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or share appreciation right prior to the change of control. Furthermore, at any time the Board may provide for the acceleration of exercisability and/or vesting of an award. In the event of the dissolution of the Company, all outstanding awards will terminate immediately prior to dissolution.

        No Repricing without Shareholder Approval.    The 2012 Plan prohibits the Board from repricing options or share appreciation rights, or cashing out any such awards other than in connection with a change of control as described above, without first obtaining the approval of our shareholders.

        Amendment or Termination.    The Board may amend, suspend, or terminate the 2012 Plan in any respect at any time, subject to shareholder approval, if such approval is required by applicable law of stock exchange rules. However, no amendment to the 2012 Plan may materially impair any of the rights of a participant under any awards previously granted, without his or her consent.

        Term.    Unless earlier terminated by the Board, the 2012 Plan will expire on July 27, 2021. No awards will be granted under the 2012 Plan after that date.

        Share Price.    On August 22, 2011, the closing price of our ordinary shares on NASDAQ was $10.19 per share.

Certain Federal Income Tax Consequences

        We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the 2012 Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

        Stock Options.    When a nonstatutory stock option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

        If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (1) the fair market value of the underlying shares on the date the incentive option was exercised or, if less, the amount received on the disposition over (2) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        Share Appreciation Rights and Phantom Share Units.    When a share appreciation right or phantom share unit is granted, there are no income tax consequences for the participant or us. When a phantom share unit vests, generally the participant recognizes compensation equal to the cash and/or shares received, with the shares valued at fair market value as of the date of receipt. When a share appreciation right is redeemed, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon redemption. We are entitled to a deduction equal to the compensation recognized by the participant.

        Share Units and Restricted Share Awards.    Generally, when a share unit (whether as a restricted share unit or performance share unit) or a restricted share (whether as a restricted share bonus or performance share bonus) is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of stock units or the lapse of restrictions on restricted share awards, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

        Limits on Deductions.    Under Section 162(m) of the Internal Revenue Code, compensation paid to our chief executive officer and the three most highly paid executive officers (other than our chief executive officer and our chief financial officer) in a particular year is limited to $1 million per person, except that compensation that is performance based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

2004 Stock Compensation Plan

        The 2004 SCP will continue in full force and effect, in the form previously approved by shareholders, but no further awards will be made under this plan if the 2012 Plan is approved by our shareholders. Under the terms of the 2004 SCP, a total of 63,500,000 shares were reserved for issuance, and as at September 6, 2011,                         shares were available for issuance under this plan, which remaining share reserve will be added to the 2012 Plan upon its approval by our shareholders. Ordinary shares covered by share awards made under the 2004 SCP that expire, are canceled or terminated will again be available for grant under the 2012 Plan in the same ratio as set forth under the 2004 SCP.

New Plan Benefits

        Future awards under the 2012 Plan to our executive officers, employees and consultants are made at the discretion of the Compensation Committee. At this time, therefore, the benefits that may be received by our executive officers and other employees if our shareholders approve the 2012 Plan cannot be determined, and we have not included a table reflecting such benefits and awards. By way of background, please see the "Compensation Discussion and Analysis" and related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our NEOs in fiscal year 2011.

        The text of the resolution in respect of Proposal 2 is as follows:

        "RESOLVED, that the Seagate Technology plc 2012 Equity Incentive Plan be approved."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the Annual General Meeting is necessary to approve the 2012 Equity Incentive Plan.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE SEAGATE TECHNOLOGY PLC 2012 EQUITY INCENTIVE PLAN.

PROPOSAL 3 – DETERMINATION OF THE PRICE RANGE AT WHICH SEAGATE CAN
RE-ISSUE SHARES OFF MARKET THAT IT ACQUIRES AS TREASURY STOCK

(Special Resolution)

        Under Irish law, our shareholders must authorize the price range at which Seagate may re-issue in off-market transactions any shares purchased or redeemed by it and not canceled ("Treasury Shares"). In this proposal, that price range is expressed as a percentage minimum and maximum of the prevailing market price. Under Irish law, this authorization cannot exceed eighteen months. Accordingly, if adopted, this authority will expire on the close of business on April 26, 2013, unless a renewed authority is approved at the Company's 2012 AGM. Except in respect of Treasury Shares being reissued at nominal value to satisfy an obligation under an employee share scheme or share incentive plan, the authority being sought from our shareholders provides that the minimum and maximum prices at which a Treasury Share may be re-issued are 90% to 120%, respectively, of the closing market price of the ordinary shares on the NASDAQ Global Select Market on the day preceding the day on which the relevant share is re-issued. Any re-issuance of Treasury Shares off market will only be at price levels that the Board considers to be in the best interests of our shareholders.

        Approval of this proposal, which will be passed as a special resolution, requires the affirmative vote of at least 75% of the votes cast.

        The text of the resolution in respect of Proposal 3 is as follows:

        "RESOLVED, that for purposes of Section 209 of the Companies Act of 1990, the reissue price at which any treasury shares (as defined by Section 209 of the Companies Act of 1990) held by the Company may be reissued off-market shall be as follows:

        (a)   The maximum price at which a treasury share may be re-issued off-market shall be an amount equal to 120% of the closing price on the NASDAQ Global Select Market ("NASDAQ") for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (b)   The minimum price at which a treasury share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined under Section 2(1) of the Companies (Amendment) Act 1983) or any share incentive plan operated by Seagate or, in all other cases, an amount equal to 90% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (c)   The re-issue price range as determined by paragraphs (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of at least 75% of the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve Proposal 3 regarding the price range at which Seagate Technology plc may re-issue any Treasury Shares in off-market transactions.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE DETERMINATION OF THE PRICE RANGE AT WHICH SEAGATE TECHNOLOGY PLC CAN RE-ISSUE TREASURY SHARES IN OFF-MARKET TRANSACTIONS.

 PROPOSAL 4 – AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF SEAGATE TECHNOLOGY PLC AT A LOCATION OUTSIDE OF IRELAND

(Ordinary Resolution)

        Under Section 140 of the Companies Act, 1963 and in accordance with article 71 of the Company's Articles of Association, the shareholders of the Company may authorize the holding of any annual general meeting of shareholders at a location outside of Ireland. The Board may determine to hold the annual general meeting of shareholders for the fiscal year ending June 29, 2012 (the "2012 Annual General Meeting") outside of Ireland, and is therefore asking our shareholders to authorize holding the 2012 Annual General Meeting of shareholders at a location outside of Ireland.

        The text of the resolution in respect of Proposal 4 is as follows:

        "RESOLVED, that the annual general meeting of shareholders for the fiscal year ending June 29, 2012 may be held at such place outside Ireland as may be determined by the Directors."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve the holding of the 2012 Annual General Meeting outside of Ireland.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF SEAGATE TECHNOLOGY PLC AT A LOCATION OUTSIDE OF IRELAND.

 PROPOSAL 5 – NON-BINDING ADVISORY VOTE ON THE COMPANY'S
EXECUTIVE COMPENSATION POLICIES AND PROCEDURES

(Ordinary Resolution)

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and related rules of the SEC, we are including in this Proxy Statement a proposal, subject to a non-binding, advisory shareholder vote, to approve our executive compensation policies and procedures described in the Compensation Discussion and Analysis section of this Proxy Statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives you as a shareholder the opportunity to express your views on the compensation paid to our executive officers through the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved."

        Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate and retain our Executives, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of strategic and financial goals, which are expected to result in increased shareholder value.

  Fiscal Year 2011 Compensation Program Highlights

  •
  Cash compensation tied to performance.  At least half of our Executive cash compensation opportunity is based on Company and individual performance. The cash compensation of our named executive officers has fluctuated from year to year, reflecting the Company's financial results. In addition, we have implemented a cap on annual bonus funding.

  •
  Long-term equity incentive compensation tied to performance.  A significant element of our executive compensation programs is tied to Company performance through grants of performance share awards and performance share unit awards for which vesting exclusively depends on: (i) for our threshold performance shares, our earnings per share; and (ii) for our other performance shares and units, on a combination of multi-year return on invested capital and total shareholder return.

  •
  Compensation unrelated to performance is limited.  Seagate does not have executive employment agreements, guaranteed incentive awards, "golden parachutes," single-trigger change of control severance provisions, executive pensions, perquisites or tax-gross ups.

  •
  Stock Ownership Guidelines.  Our stock ownership guidelines for Executives directly tie executive performance and retained value from our shares to the value returned to our shareholders.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 5 APPROVING THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.

 PROPOSAL 6 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
SHAREHOLDER REVIEW OF THE COMPANY'S
EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and related rules of the SEC, we are including in this Proxy Statement a separate resolution, subject to an advisory shareholder vote, to determine whether such a Say-on-Pay proposal should be submitted to a non-binding advisory vote of our shareholders every one year, every two years or every three years. Because your vote is advisory, it will not be binding upon the Board; however, the Board will take into account the outcome of the vote when considering how often to solicit shareholder approval of the Company's executive compensation programs.

        The text of the resolution in respect of Proposal 6 is as follows:

        "RESOLVED, that the shareholders recommend, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a plurality of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve any of the foregoing choices.

        The Board advises you to vote for shareholder review of the Company's executive compensation policies and procedures every year. We believe that an annual review will give shareholders the most effective voice on executive compensation, since shareholders will be able to provide input on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. Since our Board reviews, adjusts and approves our executive compensation programs and pay practices on an annual basis, it was determined that annual input from our shareholders would be preferable.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR "ANNUAL" SHAREHOLDER REVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

 PROPOSAL 7 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AND AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS' REMUNERATION

(Ordinary Resolution)

        Ernst & Young served as our independent auditors for the fiscal year ended July 1, 2011. The Audit Committee has selected and appointed Ernst & Young to audit the financial statements of Seagate Technology plc for the fiscal year ending June 29, 2012. We are not required to submit the appointment of Ernst & Young for shareholder approval. However, the Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify such appointment because we value our shareholders' views on the Company's independent registered public accounting firm, and as a matter of good corporate practice and to authorize the Audit Committee to set the auditor's remuneration. If the appointment of Ernst & Young is not ratified, the Audit Committee will reconsider whether or not to retain Ernst & Young.

        A representative of Ernst & Young is expected to be present at the 2011 AGM and he or she will have the opportunity to make a statement, if he or she so desires, and will be available to respond to any appropriate questions from shareholders.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to ratify the appointment of Ernst & Young as the independent auditors of Seagate Technology plc and to authorize the Audit Committee of the Board to set the auditors' remuneration.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS OF SEAGATE TECHNOLOGY PLC AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO SET THE AUDITORS REMUNERATION.

 INFORMATION ABOUT THE INDEPENDENT AUDITORS

Fees Paid to Independent Auditors

        The aggregate fees paid or accrued by us for professional services provided by Ernst & Young in fiscal years 2011 and 2010 are set forth below.

	Fiscal Year
	2011	2010
	(In thousands)
Audit Fees	$4,681	$4,094
Audit Related Fees	326	891
Tax Fees	101	213
All Other Fees	3	3

Total	$5,111	$5,201

        Audit Fees.    This category consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements and the audit of internal control over financial reporting, the review of our unaudited quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees for fiscal years 2011 and 2010 include services in connection with our debt offerings.

        Audit Related Fees.    This category consists of assurance and related services provided by Ernst & Young that were reasonably related to the performance of the audit or review of our consolidated financial statements and which are not reported above under "Audit Fees". For fiscal years 2011 and 2010, this category includes: pension plan and grant audits, advisement on accounting matters that arose during those years in connection with the preparation of our annual and quarterly consolidated financial statements and fees related to due diligence procedures.

        Tax Fees.    This category consists of professional services provided by Ernst & Young for tax services, including tax compliance and expatriate tax services.

        All Other Fees.    This category consists of fees for the use of Ernst & Young's online accounting research tool for fiscal years 2011 and 2010.

        In fiscal years 2011 and 2010, all audit, audit related, tax and all other fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company's principal accountant. We are in compliance with these SEC rules. In making its recommendation to ratify the appointment of Ernst & Young as our independent auditors for the fiscal year ending June 29, 2012, the Audit Committee considered whether the services provided to us by Ernst & Young are compatible with maintaining the independence of Ernst & Young from us. The Audit Committee has determined that the provision of these services by Ernst & Young is compatible with maintaining that independence.

Pre-Approval of Services by Independent Auditors

        The Audit Committee pre-approves all audit and other permitted non-audit services provided to us by our independent auditors. These services may include audit services, audit related services, tax services and other permissible non-audit services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to the committee Chairman when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. Our independent auditors and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

        Our management is responsible for preparing and presenting our financial statements, and our independent registered public accounting firm, Ernst & Young, is responsible for performing an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting as of the end of our fiscal year. One of the Audit Committee responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements as of and for the fiscal year ended July 1, 2011, the Audit Committee performed the following tasks:

  (1)
  reviewed and discussed the audited financial statements for fiscal year 2011 with management and with Ernst & Young;

  (2)
  reviewed and discussed with management its assessment and report on the effectiveness of our internal control over financial reporting as of July 1, 2011, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework;

  (3)
  reviewed and discussed with Ernst & Young its attestation report on the effectiveness of our internal control over financial reporting as of July 1, 2011, which report was included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2011;

  (4)
  discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including Ernst & Young's judgment about the quality, in addition to the acceptability, of our accounting principles and underlying estimates in our financial statements; and

  (5)
  received the written disclosures and the letter from Ernst & Young required by Rule 3526 of the Public Company Accounting Oversight Board, "Communication with Audit Committees Concerning Independence", and discussed with the independent accountants their independence from management and from us.

        Based upon these reviews and discussions, the Audit Committee recommended, and the Board approved, our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2011, for filing with the SEC.

Respectfully submitted, THE AUDIT COMMITTEE
Frank J. Biondi, Jr., Chairman Lydia M. Marshall Gregorio Reyes

July 27, 2011

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

Fiscal 2011 Highlights

        We shipped 199 million units during fiscal year 2011, which represented 3% growth over the prior fiscal year. Revenues for fiscal year 2011 were $11.0 billion which represented a 4% decrease in revenues of $11.4 billion in the prior fiscal year. The decline in revenue reflects the cumulative effect of the competitive pricing environment the industry experienced during the middle of calendar year 2010, partially offset by an industry-wide supply constraint experienced in the second half of fiscal year 2011 in what is believed to be a reaction to possible supply chain disruptions stemming from the earthquake and tsunami in Japan.

        In fiscal year 2011, we generated operating cash flow of $1.3 billion, used approximately $822 million to repurchase 56.9 million of our ordinary shares and used $843 million for capital expenditures. We also issued $1.3 billion in new long-term debt and we repaid approximately $377 million in existing long-term debt. In addition, we entered into an asset purchase agreement with Samsung Electronics Co., Ltd. pursuant to which we agreed to acquire certain assets relating to the research and development, manufacture and sale of hard-disk drives, and expect to enter into a NAND memory supply agreement and an extended patent cross-license agreement, pending regulatory approval of the transaction.

        The following table presents certain key financial metrics for the past three fiscal years:

	Fiscal 2011 (in millions except EPS)	Fiscal 2010 (in millions except EPS)	Fiscal 2009 (in millions except EPS)
Units shipped	199.0	193.2	163.8
Revenues	$10,971	$11,395	$9,805
Gross margin	$2,146	$3,204	$1,410
Operating income (loss)	$806	$1,740	$(2,665)
Net income (loss)	$511	$1,609	$(3,125)
Earnings (loss) per share	$1.09	$3.14	$(6.40)

2011 Executive Compensation Highlights

        For fiscal year 2011, we set aggressive performance goals in anticipation of an upswing in an uncertain economic environment. Notwithstanding difficult economic conditions in fiscal year 2011, we made no changes to our bonus plan or equity incentive plan goals due to our ongoing commitment to maintaining a pay-for-performance philosophy. As a result of a challenging economic climate as well as aggressive performance goal-setting for our executive compensation programs, our named executive officers ("NEOs") earned total compensation for FY2011 that was lower than their targeted total compensation.

        The key compensation decisions for fiscal year 2011 were as follows:

  •
  No base salary increases for our NEOs;

  •
  No annual bonus payout for fiscal year 2011 and no increase in the annual bonus opportunity for our NEOs;

  •
  Addition of a quality multiplier for funding under the 2011 bonus plan because quality is considered a critical part of our overall business performance, such that the total amount of the annual bonus which can be earned will be reduced in the event the quality metric is not satisfied; and

  •
  Introduction of performance-vesting restricted share units ("PSUs") to the mix of equity-based awards to enhance long-term strategic incentives for our NEOs and promote alignment with shareholder interests, with vesting based on a combination of a three-year average return on invested capital and relative total shareholder return compared with a select peer group of companies.

  Pay Practices Aligned with Shareholder Interests

        Our compensation philosophy is supported by several specific elements designed to align our executive compensation with long-term shareholder interests, including the following:

  •
  NEOs have no employment agreements and are not guaranteed salary increases or bonus payments;

  •
  Over 75% of our NEO total targeted compensation is "at risk;"

  •
  A cap of 200% of the target bonus opportunity for funding under the annual bonus plan;

  •
  In fiscal year 2011, our long-term equity incentive awards were weighted heavily towards the achievement of share price appreciation and pre-established performance objectives; specifically, the equity awards granted to our CEO were weighted as to 50% in options and 50% in PSUs, while the other NEOs received 50% in options, 20% in Threshold Performance Shares and 30% in PSUs (as described in further detail below);

  •
  No defined benefit pension plan, supplemental executive pension plan or executive perquisites;

  •
  No "single trigger" payouts under our severance and change in control plan, with market-competitive caps on severance payouts;

  •
  No excise tax reimbursements or tax "gross-ups" in connection with a change in control;

  •
  Stock ownership guidelines for officers and directors, including the requirement for our NEOs to hold a number of shares approximately equal to a multiple of 3 to 5 times their annual salary;

  •
  No repricing of stock options without shareholder approval;

  •
  A "clawback" policy that permits us to recoup cash and equity awards in the event that our financial results are required to be restated due to the fraud or willful misconduct of the executive; and

  •
  No payment of dividends or dividend equivalents on unvested performance shares or unvested PSUs.

  2011 Corporate Governance Highlights

        In addition to implementing performance-based pay practices designed to align our compensation programs with shareholder interests, we also endeavor to maintain good governance standards, including with respect to the oversight of our executive compensation policies and practices. The following key policies and practices were in effect during 2011:

  •
  We maintain a non-classified Board structure, such that all Board members are required to be elected annually by a majority vote of our shareholders;

  •
  Our Compensation Committee retained an independent compensation consultant, FW Cook, who performs no other work for us;

  •
  We prohibit directors, Executives and all employees from engaging in short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading"); and

  •
  We conduct an annual risk assessment of our compensation programs to ensure that our programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our Executive Compensation Programs

Compensation Element	Designed to Reward	Relationship to Compensation Strategy
Base Salary	Related job experience, knowledge of Seagate and our industry, and continued dedicated employment with sustained performance	Attract and retain talented Executives through competitive pay programs
Annual Incentive Executive Officer Performance Bonus (EPB) Plan	Achievement of financial and operational goals for each fiscal year	Motivate Executives to achieve and exceed annual business objectives
Long-term Equity Incentives Option Awards and Stock Awards	Increased shareholder value through achievement of long-term strategic goals such as revenue growth, return on invested capital and share price performance relative to peers	Align Executive and shareholder interests to optimize shareholder return Motivate Executives to achieve and exceed business objectives

        The NEOs for fiscal year 2011 are:

Name	Job Title
Stephen J. Luczo	Chairman, President and Chief Executive Officer
Patrick J. O'Malley	Executive Vice President and Chief Financial Officer
Albert A. Pimentel	Executive Vice President and Chief Sales and Marketing Officer
William D. Mosley	Executive Vice President, Operations
Robert W. Whitmore	Executive Vice President and Chief Technology Officer

Our Executive Compensation Strategy

        Our executive compensation strategy is designed to drive high performance, strengthen our market position, and increase shareholder value. The goals of our executive compensation programs are to:

  •
  attract and retain talented leaders through competitive pay programs;

  •
  motivate Executives to achieve and exceed business objectives as approved by the Board;

  •
  align Executive and shareholder interests to optimize shareholder return with acceptable risk; and

  •
  manage total compensation costs in support of our financial performance.

Role of Our Compensation Committee

        The Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs. The Compensation Committee, which consists of independent directors, is responsible for the review and approval of all aspects of our executive compensation programs and approving all compensation recommendations for our Executives, including:

  •
  review and approval of corporate incentive goals and objectives relevant to compensation;

  •
  evaluation of executive performance results in light of such goals and objectives;

  •
  evaluation of the competitiveness of each Executive's total compensation package; and

  •
  approval of any changes to the total compensation package, including base salary, annual and long-term incentive award opportunities, share ownership guidelines and retention programs.

        The Compensation Committee recommends to the independent directors of the Board any material changes to compensation, compensation plans and equity grants specific to the CEO. To ensure the continuity of leadership and to form the basis of ongoing leadership assignments, the Compensation Committee and the Board, on an annual basis, conduct a succession planning review of senior leadership. During this review, the directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates.

        The Compensation Committee is supported in its work by our Senior Vice President of Human Resources, her staff and an executive compensation consultant, as described below.

Role of the Compensation Consultant

        The Compensation Committee retained FW Cook, its own independent consultant, for advice and counsel throughout fiscal year 2011 to provide an external review of compensation proposals and to help align compensation to our executive compensation strategy. FW Cook's consulting during fiscal year 2011 included oversight on our risk assessment of compensation programs, as well as consultation in support of decisions regarding compensation programs involving NEOs including salary changes, determination of equity awards, annual incentive plan design, severance plan revisions and stock ownership guidelines. FW Cook also developed recommendations to the Compensation Committee for changes to the compensation of our CEO.

        FW Cook also provided advice to the Compensation Committee regarding non-employee director compensation. FW Cook is not permitted to provide services to Company management except as directed by the Compensation Committee, and did not provide any such services in fiscal year 2011. The Compensation Committee retains sole authority to hire the compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

Role of our CEO and Management in Decision-Making Process

        Within the framework of the compensation programs approved by the Compensation Committee and based on management's review of market competitive practices, each year our CEO recommends the amount of base salary increase (if any), the annual incentive award and the long-term incentive award value for our Executives, including the other NEOs. These recommendations are based upon his assessment of each Executive's performance, as well as the Company's performance as a whole, and individual retention considerations. The Compensation Committee reviews our CEO's recommendations and approves any compensation changes affecting our Executives as it determines in its sole discretion. Our CEO does not play any role with respect to any matter affecting his own compensation.

        Our Senior Vice President of Human Resources, along with members of her staff, assist the Compensation Committee in its review of our executive compensation plans and programs, including providing market data on competitive pay practices, program design and changes in the corporate governance landscape concerning executive compensation matters. Our Human Resources department retained Exequity to advise and assist management in the planning and development of proposals to the Compensation Committee. Exequity does not provide any other services to the Company or the Compensation Committee.

Executive Market Comparison Peer Group

        The Compensation Committee reviews NEO assignments and establishes targets for each element of executive pay after reviewing similar information for a defined group of companies (the "NEO Peer Group") that compete for similar executive talent. The Compensation Committee relies on analyses of disclosures and published surveys of compensation among the NEO Peer Group companies when considering compensation for executives in similar roles.

        We revised our NEO Peer Group during fiscal year 2009, but retained the same group during fiscal years 2010 and 2011. Peer group companies were selected based on a similar industry classification Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment and within a comparative range of $3.3 and $40 billion in trailing twelve-month sales, within a ratio of between 0.25 and 3.0 in total market capitalization to sales. Some of the companies did not meet all of the criteria; however, in order to provide consistency of market comparisons from the previous fiscal year, we believed these companies remained relevant and appropriate comparators and that the peer group size was adequate for comparison purposes.

Peer Group for Fiscal Year 2011

	Data as of November 30, 2009
	Trailing Twelve Month Sales ($M)	Market Capitalization ($M)	Market Capitalization: Sales Ratio
APPLE INC	$36,537	$169,778	4.65
CISCO SYSTEMS INC	$36,117	$132,131	3.66
INTEL CORP	$32,784	$106,978	3.26
MOTOROLA INC	$23,457	$19,671	0.84
EMC CORP/MA	$13,942	$33,303	2.39
TEXAS INSTRUMENTS INC	$9,913	$29,580	2.98
WESTERN DIGITAL CORP	$7,552	$7,591	1.01
HARRIS CORP	$5,035	$5,495	1.09
ADVANCED MICRO DEVICES	$4,919	$3,071	0.62
MICRON TECHNOLOGYINC	$4,803	$5,770	1.20
BROADCOM CORP	$4,274	$13,549	3.17
LEXMARK INTLINC	$3,890	$1,991	0.51
NETAPP INC	$3,504	$9,099	2.60
JUNIPER NETWORKS INC	$3,298	$13,373	4.05
SANDISK CORP	$3,189	$4,650	1.46
NVIDIA CORP	$2,820	$6,552	2.32
25th Percentile	$3,794	$5,702	1.07
Median	$4,977	$11,236	2.36
75th Percentile	$16,321	$30,511	3.19
SEAGATE TECHNOLOGY	$9,435	$6,918	0.73

How We Determine Individual Compensation Amounts

        Company management reviews with the Compensation Committee all compensation elements for our NEOs at least annually, and the Compensation Committee determines the value of each compensation element as described below. The proportion of each pay element value (i.e., the mix) relative to total compensation varies by position, although for all NEOs, the largest portion of pay is variable and contingent on our financial performance. Variations in mix among NEOs reflect differences in scope of responsibility as well as NEO Peer Group market data. The Compensation Committee has determined that pay levels among NEO Peer Group CEOs are higher and more heavily leveraged toward annual and long-term incentive elements when compared with pay levels for other NEO Peer Group NEOs, reflecting the significantly greater job scope, level of responsibility and impact on business performance for CEOs compared with other executive positions. For fiscal year 2011, the mix of total compensation for our CEO, Mr. Luczo, was 16% annual base salary, 24% target annual incentive and 60% long-term equity incentives, and the average mix of total compensation for other current NEOs (Messrs. O'Malley, Pimentel, Mosley and Whitmore) was 22% annual base salary, 22% target annual incentive and 56% long-term equity incentives.

Mr. Luczo's Pay Mix

Other NEOs' Average Pay Mix

        The total annual compensation target (including base salary, annual incentive and long-term incentives) for the NEOs is the 60th percentile for similar positions within the NEO Peer Group. We believe targeting the total executive pay opportunity at the 60th percentile is necessary to attract and retain top leadership talent in a competitive labor market in our industry segment, particularly in light of the uncertainty of actual pay that can be earned due to the volatility of our business. Given our emphasis on performance-based pay, the amounts actually received by our NEOs are heavily dependent on the Company's financial performance, as evidenced by the fact that no annual bonuses were paid to any of our NEOs for the 2011 fiscal year in spite of reinstating our quarterly dividend to shareholders in the last quarter of fiscal year 2011 in the aggregate amount of $77 million, or 18 cents per share.

        While we considered the practices and performance of the NEO Peer Group companies in setting the total compensation targets for NEOs under our compensation programs, we did not compare our performance with the performance of the NEO Peer Group companies when evaluating salary levels or determining the size of particular incentive awards.

Base Salary

        Base salaries are the fixed annual cash amounts paid to our NEOs on a biweekly basis. In reviewing and determining base salaries, the Compensation Committee considered:

  •
  competitive market levels for comparable positions in the NEO Peer Group;

  •
  related experience;

  •
  expected future contributions;

  •
  overall ability to influence our business objectives and strategic impact of the role; and

  •
  the ease or difficulty of replacing the incumbent.

        The strategic target for our NEOs' base salaries is the 50th percentile of the NEO Peer Group. Salaries are reviewed annually and may be revised to reflect significant changes in executive scope of responsibility and/or market conditions. Our goal is to be competitive with respect to base salary while distinguishing ourselves from the NEO Peer Group by providing a greater emphasis on executive compensation through the use of performance-based incentives, consistent with our strategy of motivating executives to achieve and exceed annual and multi-year business objectives. During fiscal years 2009 and 2010, market conditions, including our financial performance as impacted by such market conditions, led to the following changes in base salaries for all NEOs and management employees:

  •
  In February 2009, we implemented a temporary base salary reduction in connection with our overall cost reduction strategy. Base salaries were reduced by 25% for our NEOs on February 2, 2009;

  •
  On February 1, 2010, our NEOs' base salaries were restored to their pre-February 2009 levels (including the conversion of a perquisite allowance into base salary, as discussed in our Proxy Statement for fiscal year 2009) due to improved business results and after the restoration of similar reductions made to the base salaries of other employees; and

  •
  On September 3, 2010, the Compensation Committee determined that the base salary for each NEO was already at or above the target level and therefore did not make any further adjustment for fiscal 2011.

Annual Bonus Plan

        All NEOs participate in our shareholder-approved Executive Officer Performance Bonus Plan ("EPB"), which is designed to promote achievement of our annual financial and operational goals as approved by the Compensation Committee. The target award for each NEO reflects competitive market levels for comparable positions in the NEO Peer Group at the 60th percentile. Actual payments under the EPB may be above or below this level, based on performance results. The Compensation Committee recommends to the independent directors of the Board the material terms of the CEO's bonus opportunity under the EPB, including the amount of the CEO's target bonus and the performance goals to be used to determine actual awards payable at year end. Individual awards paid to each NEO following the end of the performance period are determined by the Compensation Committee after certifying our financial performance.

        On July 27, 2010, the Compensation Committee authorized the performance metrics and funding targets to be used for calculating annual bonus awards for each Executive for fiscal year 2011. Funding of the EPB for fiscal year 2011 was based on our financial results, measured by adjusted earnings before interest, taxes and bonus ("AEBITB"), and multiplied by a weighted quality multiplier defined as the Reliability Quality Competitiveness Best in Class ("RQC BiC") metric. While we track many operational and strategic performance goals throughout the year, AEBITB is considered an important measure of our success in achieving profitable growth and was therefore selected as the primary performance metric for the EPB. RQC BiC, a measure of how our customers view Seagate's quality (that is, how often we are ranked #1 or #2 by our key customers in terms of quality) was added as part of the funding mechanism for fiscal year 2011 because quality is considered a critical part of our overall business performance. In addition, the Company was also required to achieve a threshold adjusted earnings per share ("AEPS") hurdle for any funding of the EPB to occur. AEPS is an important measure which, if achieved, ensures a reasonable level of return to shareholders prior to any bonus funding. The maximum funding level under the EPB for fiscal year 2011 was set at 200% of the target funding level.

        For fiscal year 2011, the AEBITB target and EPB funding were structured (as described in the table below) to set the AEBITB target level at a level considered difficult to attain, and the maximum AEBITB at a level considered unlikely to be attained based on expected financial performance at the time targets were established. Potential funding under the EPB ranged from 50% to 200% of the target funding level, subject to achievement of the minimum AEPS threshold. The funded amount, once calculated, would be allocated pro-rata among eligible participants in the EPB based upon target bonus expressed as a percentage of base salary. For fiscal year 2011, the CEO had a target bonus equal to 150% of his annual base salary (reflecting that a larger portion of his total pay is at risk than is the case of the other NEOs) and the other NEOs had a target bonus equal to 100% of their individual annual base salaries.

        Although we experienced a stronger second half for fiscal year 2011 than anticipated, we did not achieve the minimum AEBITB threshold of $1,025 million or the threshold AEPS of $1.50 per share required for funding under the EPB. For fiscal year 2011, we achieved AEBITB of approximately $878 million and AEPS of $1.24. The adjustments made to these two earnings measures for fiscal year 2011 were not material in relation to the Company's overall results. Because we did not achieve the minimum threshold AEPS or AEBITB, none of our NEOs received any cash bonus for 2011.

Measure	Measure Definition	Minimum Threshold Level	Target Level	Maximum Level	Actual Achievement
AEBITB(1)	Adjusted Earnings Before Interest Taxes and Bonus	$1,025 Million	$1,582 Million	$2,120 Million	$883 Million
AEPS(1)	Adjusted Earnings Per Share (includes bonuses, interest and taxes)	$1.50			$1.24
RQC BiC	Reliability Quality Competitiveness Best in Class	75%	80%		81%

(1)
For both AEBITB and AEPS, the adjustments to earnings exclude the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not budgeted and were not foreseen at the time the applicable AEBITB and AEPS performance targets were established. All adjustments are reviewed and approved by the Compensation Committee.

Long-Term Equity Incentives

        In fiscal year 2011, the Compensation Committee awarded equity awards to the NEOs under the terms of our 2004 SCP. The 2004 SCP is designed to:

  •
  focus Executives on achieving longer-term business performance goals;

  •
  provide significant reward potential for outstanding cumulative performance by the Company;

  •
  enhance the Company's ability to attract and retain highly talented Executives; and

  •
  provide the Executive team with an opportunity for greater equity ownership and related incentives to increase shareholder return.

        The Compensation Committee approves annual guidelines to help determine the type and size of equity awards to all Executives. Seagate's equity award guidelines and mix of awards are based on analysis of the retention and motivational value of unvested equity, the practices of NEO Peer Group companies in awarding equity for similar positions, potential impact on earnings, the pool of available shares and shareholder dilution. In determining the award for each NEO, the Compensation Committee also considers the Company's goals for retaining the individual for the long-term and the following factors related to each NEO including:

  •
  potential future contributions to the Company's overall success;

  •
  past equity award history; and

  •
  potential future value (holding power) of unvested equity.

        NEOs generally are awarded equity on an annual basis in mid-September as part of our annual award cycle. For fiscal year 2011, the CEO's annual equity awards consisted only of stock options and performance share units, reflecting a strong emphasis on pay for performance and the alignment of interests between our CEO and our shareholders. All other NEO equity awards consisted of stock options, threshold performance shares and performance share units, similarly reflecting our pay for performance philosophy. In addition, equity in the form of stock options and threshold performance shares was awarded on April 6, 2011 to Mr. Pimentel upon his commencement of employment with us.

Option Awards (Stock Options)

        Stock option awards generally vest over four years and have a seven-year term. Options are awarded with an exercise price equal to the fair market value of the Company's ordinary shares on the date of grant. The fair market value was calculated using the average of the high and low trading price of the Company's ordinary shares on NASDAQ on the award date, in accordance with historical practice. The grant date and vesting schedule for NEOs are generally the same as for other employees receiving equity awards during the annual award process, but may be different in the case of a new hire or role change.

Stock Awards (Restricted Shares, Restricted Share Units, Threshold Performance Shares and Performance Share Units)

  Restricted Shares and Restricted Share Units

        Restricted shares ("RS") and restricted share units ("RSUs") generally vest in equal annual installments over four years, contingent on continued service. Due to the strong emphasis on pay for performance, our NEOs are not eligible to receive RS or RSUs; all outstanding RS or RSU awards to current NEOs were granted prior to their current position or when the individual was serving as a non-employee member of the Board. We believe that long-term equity awards made to our NEOs should consist only of options and performance-vesting shares or performance share units, as explained in more detail below.

  Threshold Performance Shares

        Threshold performance shares ("TPS") are equity awards with a maximum seven-year vesting period, contingent on continued service and the achievement of specified performance goals. TPS awards were first granted in fiscal year 2008, with up to 25% vesting on the second anniversary of the grant date, and 25% per year thereafter. TPS awards were also made in 2009 and 2011, with 25% annual vesting starting on the first anniversary of the grant date. For each TPS award, vesting is contingent on the Company achieving a threshold AEPS goal of $1.00 for the prior fiscal year. If the threshold goal is not achieved, vesting is delayed to a following year in which the AEPS goal is achieved. Any unvested awards from prior years may vest cumulatively in a future year within the seven-year vesting period if the annual AEPS threshold is achieved during a subsequent year. For example, if AEPS performance prior to the first vesting date is below threshold, then vesting will be delayed. If the AEPS threshold is achieved prior to the second vesting opportunity, then 50% of the award may vest (25% from the first vesting date and 25% from the second vesting date due to the cumulative feature of the award). Threshold performance shares may become fully vested as early as four years from the grant date, though the measurement period can continue for up to seven years following the date of grant. If the AEPS threshold level has not been met by the end of the seven year period, any unvested shares will be forfeited. While still uncertain, vesting for these shares is considered likely if the NEO remains employed throughout the seven-year performance period due to the cumulative vesting feature of TPS awards. For market comparison purposes, we compare the value of TPS awards for our NEOs with time-based restricted stock or RSUs awarded by other companies in the NEO Peer Group.

        Our AEPS performance for fiscal year 2011 was above the $1.00 AEPS threshold; therefore, an additional 25% of each of the outstanding TPS awards granted will vest on their next scheduled vesting date following the end of fiscal year 2011.

  Performance Share Units

        Performance Share Units ("PSUs") are performance-based RSUs that vest after the end of a three-year performance period, subject both to continued employment and the achievement of average annual return on invested capital ("ROIC") over the performance period, modified by the Company's relative total shareholder return ("TSR") percentile compared with a selected peer group. ROIC was selected as a key metric because of its ability to measure the efficiency of our use of capital and delivery of earnings above investment, considered a critical factor in the Company's long-term success. In addition, the relative TSR metric rewards financial performance as measured by share price increases plus dividends declared during the performance period relative to the performance of the select group of peers. The terms of the PSU awards require achievement of a minimum median relative TSR for full payout where target ROIC is achieved, with performance below the median or above the 75th percentile affecting the number of PSUs that would vest, determined by linear interpolation.

        The selected peer group for PSUs awarded in September 2010 included 45 companies meeting all of the following criteria:

  •
  Similar industry classification (defined as companies in Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment, with further sorting by Standard Industrial Classification Industry SIC 357 Computer and Office Equipment, 366 Communications Equipment or 367 Electronic Components and Accessories to eliminate distributors and include manufacturers only),

  •
  Trailing twelve-month sales at least $2 billion, and

  •
  30-day average market capitalization at least $2 billion.

        The selected peer group included a broader range of companies than the NEO Peer Group to allow for comparison of our performance against a wider subset of technology companies than the companies with whom we frequently compete for executive talent. The selected peer group for purposes of measuring our relative TSR performance consisted of the following companies:

Company Name

ADV SEMICONDUCTOR ENGR—ADR	KYOCERA CORP—ADR
ADVANCED MICRO DEVICES	LEXMARK INTL INC—CL A
ALCATEL-LUCENT ADR	LG DISPLAY CO LTD ADR
AMPHENOL CORP	LSI CORP
ANALOG DEVICES	MARVELL TECHNOLOGY GROUP LTD
APPLE INC	MICRON TECHNOLOGY INC
AU OPTRONICS CORP—ADR	MOLEX INC
BROADCOM CORP—CL A	MOTOROLA INC
CANON INC—ADR	NCR CORP
CELESTICA INC	NETAPP INC
CISCO SYSTEMS INC	NOKIA CORP—ADR
CORNING INC	NVIDIA CORP
DELL INC	QUALCOMM INC
EMC CORP/MA	RESEARCH IN MOTION LTD
ERICSSON (L M) TEL—ADR	SANDISK CORP
FIRST SOLAR INC	STMICROELECTRONICS NV—ADR
FLEXTRONICS INTERNATIONAL	TAIWAN SEMICONDUCTOR—ADR
HARRIS CORP	TEXAS INSTRUMENTS INC
HEWLETT-PACKARD CO	TYCO ELECTRONICS LTD
HITACHI LTD—ADR	UTD MICROELECTRONICS—ADR
INTEL CORP	WESTERN DIGITAL CORP
JABIL CIRCUIT INC	XEROX CORP
JUNIPER NETWORKS INC

        Each PSU represents the right to receive one of our ordinary shares. Assuming the minimum performance threshold is achieved, the actual number of ordinary shares that may vest ranges from 30% of the target number of PSUs (for ROIC of 55.5% of target and TSR below the selected peer group median) to 200% of the target number of PSUs (for ROIC in excess of 140% of target and TSR equal to or above the 75th percentile of the selected peer group). The number of PSUs which will vest will be determined by the Compensation Committee following the end of the 3-year performance period. Under the terms of the PSU award agreement, no dividend equivalent payments will be made on any of the ordinary shares underlying the PSUs.

Share Ownership Guidelines

        We established share ownership guidelines to ensure that our NEOs hold a meaningful equity stake in the Company and, by doing so, to link their interests with those of our long-term shareholders. Shares directly or indirectly owned (for example, through a trust), along with unvested restricted shares and RSUs that do not have a performance requirement, are included in the calculation of ordinary shares owned for purposes of the ownership guidelines, but options, unvested TPS and unvested PSUs are not counted until they are exercised or vested, as applicable. NEOs are expected to meet the ownership requirements within five years of becoming subject to the guidelines. NEOs are measured against the applicable guideline on the last day of each fiscal year, and the results are reported to the Compensation Committee for their consideration in determining future awards.

        To address share price volatility and to ensure NEOs have a consistent guideline from year to year, the ownership guidelines were revised effective July 1, 2010 to reflect a fixed number of shares instead of a target value expressed as a multiple of annual salary. All of our NEOs are required to meet the guidelines by July 1, 2015. The number of shares required to be held by our NEOs was reviewed by the Compensation Committee as part of its annual process in April 2011; based on the then current share price level, the Compensation Committee decided that no changes to the guidelines were necessary. The current share ownership guidelines are as follows:

Role	Ownership Requirement– Number Of Shares (#)
CEO	250,000
EVP	80,000

        All of the NEOs are on track to meet required ownership levels.

Benefits and Perquisites

        Our NEOs are eligible to participate in a broad range of benefits in the same manner as non-executive employees. Seagate does not offer separate benefits only for executives, other than vacation and severance benefits (see "Severance and Change in Control Benefits," below).

        We do not provide perquisites to our NEOs. We do however consider the value of perquisites, to the extent provided at the NEO Peer Group companies, in assessing the competitiveness of our total compensation package for our NEOs.

Nonqualified Deferred Compensation Plan

        Seagate's Restated Deferred Compensation Plan, as amended (the "SDCP") allows our NEOs (and other eligible employees with an annual base pay rate of more than $165,000) to defer on a pre-tax basis up to 70% of the base salary and up to 100% of their annual performance-based cash bonus. Deferrals and notional earnings related to those deferrals are reflected on the Company's books as an unfunded obligation of the Company. We do not make any contributions to the SDCP, and notional earnings on deferrals are based on the performance of investment funds selected by each participant from a menu of investment options offered pursuant to the SDCP. Deferral amounts, earnings and year-end balances for the NEOs are set forth in the table titled "Fiscal Year 2011 Nonqualified Deferred Compensation," below.

International (Expatriate) Assignment Policies

        Our global business needs require, from time to time, the temporary short- or long-term relocation of certain employees with special or unique skills to countries where those skills may not be available. To meet this need, we utilize the benefits available under our Short-Term Assignment Policy ("STA") and Long-Term International Assignment Policy ("LTIA", and, together with the STA, the "Assignment Policies"). Specifically, we provide certain benefits and allowances to our international assignees, including our NEOs, in accordance with the terms of the Assignment Policies, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. In addition, we make tax equalization payments on behalf of our international assignees to ensure that the assignment is tax neutral to the employee.

        The total estimated cost of the expatriate benefits provided to our NEOs in 2011 is described in further detail below under "Summary Compensation Table."

Severance and Change in Control Benefits

        We provide separation benefits to assist in aligning NEO and shareholder interests during the evaluation of an ownership change, to remain competitive in attracting and retaining NEOs and to support organizational changes necessary to achieve our business strategy. The functions of the Third Amended and Restated Executive Severance and Change in Control Plan (the "Severance Plan") are (1) to provide for the payment of severance benefits to our NEOs in the event their employment with the Company is involuntarily terminated, (2) to encourage our NEOs to continue employment in the event of a potential "change in control" (as such term is defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control," below) and (3) to ensure that our NEOs are treated consistently regarding the terms under which severance benefits may become payable and the amount of severance payable.

        The Severance Plan provisions were developed based on a comparison of severance benefits typically available at the NEO Peer Group companies, in consultation with FW Cook, following review by the independent directors of the Board. We believe that severance should only be provided in the event of an involuntary termination (i.e., a termination by us without "cause" or by the Executive for "good reason"). The design of the Severance Plan, as approved by the Compensation Committee January 15, 2010, includes the following features:

  •
  severance benefits do not include a guaranteed bonus amount,

  •
  no post-termination healthcare benefit subsidy if the involuntary termination occurs outside of a "change of control period" (as defined in the section titled "Involuntary Termination Without Cause or for Good Reason During a Change in Control Period"), and

  •
  for the enhanced severance benefits provided in connection with a change in control, there is a "double trigger" that requires an involuntary termination during a "change in control period" before an NEO becomes entitled to receive such benefits and severance payments cannot exceed 3 times the sum of the Executive's base salary and target bonus.

        In the event that the benefits payable following a change in control exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would otherwise be subject to excise taxes imposed by Section 4999 of the Code). We do not provide a gross-up for any taxes payable on severance benefits and the NEO is responsible for the payment of all personal taxes, including any excise taxes imposed on change in control payments and benefits.

        For further details on the Severance Plan, see the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control."

Other Company Policies and Compensation Considerations

Impact of Section 162(m) of the Internal Revenue Code

        The Compensation Committee seeks to qualify NEO compensation for deductibility under applicable tax laws to the greatest extent possible. Section 162(m) of the Internal Revenue Code of 1986 (the "Code") places a limit of $1 million on the amount that a public company may deduct for compensation in any taxable year to any of the CEO and the three most highly compensated NEOs employed at the end of the year (other than the Company's CEO and CFO), unless such compensation is considered "performance-based" under Section 162(m).

        Both the EPB and the 2004 SCP have been approved by our shareholders and are administered by the Compensation Committee. Each plan has been structured such that compensation paid or awarded thereunder qualifies as "performance-based" and therefore not subject to the Section 162(m) limit. Following approval by our shareholders, the 2012 Plan will also allow for the grant of equity-based awards that qualify as performance-based compensation. In order to maintain flexibility in compensating our NEOs in a manner designed to promote varying corporate goals, the Compensation Committee retains the discretion to award compensation that may not be tax-deductible. For fiscal year 2011, substantially all of the compensation earned by our NEOs was deductible for purposes of Section 162(m) of the Code.

Securities Trading

        The Board believes that short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") is not appropriate under any circumstances; therefore, such conduct is prohibited by Seagate's Securities Trading Policy. In addition, all employees, including our NEOs and Board members, are prohibited from taking "short" positions in our securities.

Pay Recovery Policy

        Our Pay Recovery Policy, effective January 29, 2009, is intended to eliminate any rewards for fraudulent accounting. It provides standards for recovering compensation from an NEO where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of such NEO. The NEO's repayment obligation applies to any bonus paid, share award issued (whether or not vested) or stock option exercised during the period commencing with the later of the effective date of the Pay Recovery Policy or the date that is four years prior to the beginning of the fiscal year in which a restatement is announced, and ending on the date recovery is sought. We intend to amend our Pay Recovery Policy in compliance with regulations pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act following the enactment of such regulations.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Board. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company's Proxy Statement for the fiscal year ended July 1, 2011.

COMPENSATION COMMITTEE
John W. Thompson, Chairman Edward J. Zander Frank J. Biondi

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables show fiscal year 2011, 2010 and 2009 compensation awarded to and earned by our CEO, CFO and our three most highly compensated Executives other than our CEO and CFO:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Stephen J. Luczo	2011	1,024,026	1,853,221		2,084,707	—	237,033	5,198,988
Chairman, President and	2010	870,182	—		—	1,550,000	—	2,420,182
Chief Executive Officer	2009	346,156	639,375		4,347,298	—	115,250	5,448,079
Patrick J. O'Malley	2011	549,037	446,569		505,384	—	3,500	1,504,489
Executive Vice President	2010	452,115	—		—	555,000	8,436	1,015,551
and Chief Financial Officer	2009	423,762	329,520		1,056,094	—	26,715	1,836,091
Albert A. Pimentel(3)	2011	122,311	1,898,555	(4)	3,951,827	—	105,451	6,078,144
Executive Vice President and Chief Sales and Marketing Officer
William D. Mosley	2011	524,035	614,123		694,902	—	63,061	1,896,121
Executive Vice President,	2010	447,120	—		—	529,000	201,476	1,177,596
Operations	2009	421,168	137,300		1,031,947	—	658,397	2,248,812
Robert W. Whitmore	2011	674,024	446,569		505,384	—	—	1,625,976
Executive Vice President	2010	574,030	—		—	681,000	6,205	1,261,235
and Chief Technology Officer	2009	531,743	114,783		1,562,710	—	24,024	2,233,260

(1)
Stock and Option Awards: These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, these columns represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board's Accounting Standards Codification ("ASC") Topic 718, "Compensation—Stock Compensation." For all performance shares and performance units, we have assumed the probable outcome of related performance conditions at target levels. See the "Grants of Plan-Based Awards" table for further information. For additional information on the valuation assumptions, see Note 10, "Compensation" in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K ("Form 10-K") for the fiscal year ended July 1, 2011.

(2)
All Other Compensation: The amounts shown in this column consist of the following:

All Other Compensation Table

Name	Director Fees Earned or Paid in Cash		401k Match ($)(b)	International Assignment Benefits ($)(c),(d)	Total ($)
Steven J. Luczo	—		—	237,033	237,033
Patrick J. O'Malley	—		3,500	—	3,500
Albert A. Pimentel	105,451	(a)	346	—	105,797
William D. Mosely	—		3,500	59,561	63,061
Robert W. Whitmore	—		—	—	—

(a)
The amount represents the director fees earned by Mr. Pimentel in fiscal year 2011 while he was a non-employee director.

(b)
401(k) match is for the 401(k) Plan contribution provided to all U.S. employees who participate in the 401(k) Plan in an amount up to $3,500 per calendar year but may be higher in the fiscal year.

(c)
International assignment benefits for Mr. Luczo include assignment-related costs in the aggregate amount of $237,033, consisting of $35,609 for travel, $142,827 for housing, $6,921 for relocation expenses, $39,307 for transportation, $5,721 for immigration/legal fees, and tax equalization and gross-up payments equal to $6,648 in the aggregate.

(d)
International assignment benefits for Mr. Mosley include assignment-related costs in the amount of $59,561 for tax equalization and tax gross-up payments.
(3)
Mr. Pimentel commenced his employment with us on April 6, 2011 and accordingly was not an NEO in fiscal years 2009 or 2010.

(4)
The amount above includes Mr. Pimentel's RSU award granted in fiscal year 2011 while he was a non-employee director, with an aggregate grant date value of $254,645.

 Grants of Plan-Based Awards for Fiscal Year 2011

									All Other Stock Awards: Numbers of Shares of stock or units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards						Grant Date Fair Market Value of Stock and Option Awards ($)
													Closing Price on Grant Date ($)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)			Exercise or Base Price of Options Awards ($/Sh)(3)
Stephen J. Luczo			768,019	1,536,038	3,072,077							—
	9/13/2010	(4)				—	152,780	305,560				1,853,221
	9/13/2010	(2)								412,500	11.07	2,084,707	11.24
Patrick J. O'Malley			274,518	549,037	1,098,074							—
	9/13/2010	(4)				—	22,220	44,440				269,529
	9/13/2010	(5)					16,000					177,040
	9/13/2010	(2)								100,000	11.07	505,384	11.24
Albert A. Pimentel			300,000	600,000	1,200,000
	10/27/2010	(6)							16,698			254,645
	4/6/2011	(5)					111,000					1,643,910
	4/6/2011	(2)								647,500	14.81	3,951,827	14.67
William D. Mosley			262,018	524,035	1,048,070							—
	9/13/2010	(4)				—	30,560	61,120				370,693
	9/13/2010	(5)					22,000					243,430
	9/13/2010	(2)								137,500	11.07	694,902	11.24
Robert W. Whitmore			337,012	674,024	1,348,048
	9/13/2010	(4)				—	22,220	44,440				269,529
	4/6/2011	(5)					16,000					177,040
	9/13/2010	(2)								100,000	11.07	505,384	11.24

(1)
Amounts shown were the potential range of payments for fiscal year 2011 for the NEOs under the EPB. This range varied based on the individual's position and bonus target as a percentage of his fiscal year 2011 ending base salary (150% percent of base salary for Mr. Luczo and 100% for the other NEOs). For a description of the EPB, refer to the section above entitled "Annual Bonus Plan."

(2)
Options awarded on September 13, 2010 to the NEOs under the 2001 Share Option Plan and on April 6, 2011 under the 2004 SCP are subject to a four-year vesting schedule. After one year of continuous employment, the NEO will vest 25% of the shares on the first anniversary of the vesting commencement date. Thereafter, the remaining 75% of the shares will vest proportionally on a monthly basis for the next three years, contingent on continuous employment.

(3)
The exercise price for option awards is determined by calculating the average of the high and the low stock trading price of our ordinary shares on NASDAQ on the award date.

(4)
These performance share units were issued on September 13, 2010 under the 2004 SCP. These units vest after the end of a three-year performance period, subject to both continued employment and the achievement of the applicable performance criteria. For a description of the performance share units, refer to the section entitled "Long-Term Equity Incentives—Stock Awards—Performance Share Units".

(5)
These threshold performance shares were issued on September 13, 2010 and April 6, 2011 under the 2004 SCP. They are contingent upon continuous employment and satisfaction of performance vesting requirements. The first tranche vests no sooner than one year after the vesting commencement date, subject to the satisfaction of specified performance criteria. The awards will continue to vest annually thereafter if the annual performance goals are achieved. If threshold performance is not achieved, no awards will vest and the shares will be forfeited at the end of the performance period. For a description of the threshold performance shares, refer to the section entitled "Long-Term Equity Incentives—Stock Awards—Threshold Performance Shares".

(6)
This RSU award was granted to Mr. Pimentel while he was serving as a non-employee director and prior to the beginning of his employment on April 6, 2011. The award vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) one day prior to the next election of directors following the date of grant.

Outstanding Equity Awards at Fiscal Year 2011

Name	Stock Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Awards Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Date	Number of Shares or Units of Stock That have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Stephen J. Luczo	10/26/2006	100,000	(2),(3)	—		22.70	10/26/2013
	10/25/2007	9,167		833	(2),(3)	26.47	10/25/2014
								10/25/2007	1,250	(2),(5)	20,450
	10/30/2008	417		3,334	(2),(3)	6.53	10/30/2015
								10/30/2008	2,500	(2),(5)	40,900
	1/30/2009	1,919,900		1,385,417		4.05	1/30/2016
								1/30/2009				75,000	(7)	1,227,000
	9/13/2010	—		412,500		11.07	9/13/2017
								9/13/2010				152,780	(8)	4,998,962

Patrick J. O'Malley	1/31/2002	650,000		—		5.00	1/31/2012
	9/27/2005	75,000		—		15.07	9/27/2012
	4/27/2006	250,000		—		25.48	4/27/2013
	9/12/2008	88,000		40,000		13.73	9/12/2015
								9/12/2008				12,000	(7)	196,320
	3/6/2009	284,375		365,625		3.35	3/6/2016
	9/13/2010	—		100,000		11.07	9/13/2017
								9/13/2010				16,000	(7)	261,760
								9/13/2010				22,220	(8)	727,038

Albert A. Pimentel	3/3/2009	30,937		24,063	(4)	3.85	3/3/2016
								3/3/2009	7,500	(4),(5)	122,700.00
	10/28/2009	4,166		5,834	(4)	14.83	10/28/2016
								10/28/2009	3,750	(4),(5)	61,350.00
								10/27/2010	16,698	(4),(6)	273,179.28
	4/6/2011	—		647,500		14.81	4/6/2018
								4/6/2011				111,000	(7)	1,815,960

William D. Mosley	4/27/2006	250,000		—		25.48	4/27/2013
	2/5/2007	50,000		—		26.35	2/5/2014
	9/13/2007	70,312		4,688		24.63	9/13/2014
	9/12/2008	28,124		21,876		13.73	9/12/2015
								9/12/2008	5,000		81,800
	1/30/2009	392,708		257,292		4.05	1/30/2016
	9/13/2010	—		137,500		11.07	9/13/2017
								9/13/2010				22,000	(7)	359,920
								9/13/2010				30,560	(8)	999,923

Robert W. Whitmore	9/27/2005	60,000		—		15.07	9/27/2012
	2/3/2006	125,000		—		25.52	2/3/2013
	9/13/2007	351,558		23,442		24.63	9/13/2014
								9/13/2007				21,000	(7)	343,560
	9/12/2008	68,749		31,251		13.73	9/12/2015
								9/12/2008				4,180	(7)	68,385
	1/30/2009	304,166		395,834		4.05	1/30/2016
	9/13/2010	—		100,000		11.07	9/13/2017
								9/13/2010				16,000	(7)	261,760
								9/13/2010				22,220	(8)	727,038

(1)
Value based on the closing price of our ordinary shares on July 1, 2011 ($16.36).

(2)
Awards granted to Mr. Luczo before January 12, 2009 were awarded prior to his employment as our Chairman, President and CEO.

(3)
25% vests one year after the grant date with 1/36th vesting monthly thereafter.

(4)
Awards granted to Mr. Pimentel before April 6, 2011, were awarded prior to his employment as Executive Vice President and Chief Sales and Marketing Officer.

(5)
25% vesting annually per year from vesting commencement date.

(6)
The RSU award vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) one day prior to the next election of directors following the date of grant.

(7)
These threshold performance shares are subject to the NEOs' continuous employment and the satisfaction of applicable performance vesting requirements. They were issued on each of September 13, 2007, September 12, 2008, September 13, 2010 and April 6, 2011 under the 2004 SCP. First vesting for the September 13, 2007 award was no sooner than two years after the award date and is subject to meeting specified performance criteria. First vesting for the September 12, 2008, September 13, 2010 and April 6, 2011 awards are no sooner than one year after the award date and are subject to meeting specified performance criteria. Potential vesting for these awards is annual thereafter according to specific performance requirements. If threshold performance is not achieved, no awards will vest and the shares will be forfeited at the end of the performance period. The Threshold Performance Shares are described in more detail above under Long Term Equity Incentives—Stock Awards (Restricted Shares, Restricted Stock Units, Threshold Performance Shares and Performance Share Units)" above).

(8)
These PSUs were issued on September 13, 2010 under the 2004 SCP. The PSUs vest after the end of a three-year performance period, subject to both continued employment and the achievement of performance criteria. If the minimum performance threshold is not achieved, no PSUs will vest and the PSUs will be forfeited at the end of the performance period. The PSUs are described in more detail above under "Long Term Equity Incentives—Stock Awards (Restricted Shares, Restricted Stock Units, Threshold Performance Shares and Performance Share Units)" above.

Option Exercises and Stock Vested in Fiscal Year 2011

			Stock Awards
	Option Awards
			Number of Shares Acquired on Vesting (#)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Value Realized on Vesting ($)
Steven J. Luczo	200,932	$2,830,987	77,500	$1,070,500
Patrick J. O'Malley			12,000	$161,400
Albert A. Pimentel			5,000	$84,519
William D. Mosely	215,692	$543,466	2,500	$33,625
Robert W. Whitmore	300,000	$4,190,730	25,180	$338,671

Nonqualified Deferred Compensation for Fiscal Year 2011

        The following table presents information regarding contributions, earnings, withdrawals and balances with respect to those of our NEOs who participated in our SDCP during fiscal year 2011.

Name	Executive Contributions in FY2011 ($)(a)	Aggregate Earnings in FY2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in FY2011 ($)
Steven J. Luczo	—	—	—	—
Patrick J. O'Malley	601,856	226,890	—	1,871,640
Albert A. Pimentel	—	—	—
William D. Mosely	264,500	18,131	—	494,681
Robert W. Whitmore	—	16,712	—	66,953

(a)
The amounts reported as Executive contributions represent compensation already reported in the Summary Compensation Table, with the exception of earnings on contributions, as such earnings are not considered to be at above-market rates.

        The SDCP is a nonqualified deferred compensation plan allowing participants to defer on a pre-tax basis up to 70% of base salary and up to 100% of their annual performance based cash bonus, and to select from several mutual fund investment options used to determine notional earnings on the deferred amounts. The deferrals and notional earnings related to those deferrals are reflected on our books as an unfunded obligation of the Company, and remain part of our general assets. We have established a grantor (or rabbi) trust for the purpose of accumulating funds to satisfy our obligations and process payments due under the SDCP.

        Participants may elect to receive distributions upon retirement or termination of employment or at a specified time while still employed. Participants may elect to receive distributions due to retirement or termination in a lump sum or in quarterly installments over 3, 5, 10, or 15 years. Participants may elect to receive in-service distributions in a lump sum or annual installments payable over 2, 3, 4 or 5 years. Upon disability, a participant's account will be distributed in accordance with his or her retirement/termination distribution elections. Additionally, upon death, a participant's accounts will be paid to his or her beneficiary or beneficiaries in a cash lump sum payment payable before the later of the end of the calendar year in which the participant dies or two and one-half months after the participant dies. Unless otherwise determined by the Compensation Committee prior to a change in control, the SDCP will be terminated upon the occurrence of a change in control and the aggregate balance credited to and held in a participant's account shall generally be distributed to him or her in a lump sum not later than the thirtieth day following the change in control.

Potential Payments Upon Termination or Change in Control

        As discussed above under the heading titled "Severance and Change in Control Benefits," the Compensation Committee adopted the Severance Plan, to provide, among other things, consistent severance benefits to NEOs who are terminated without cause or resign for good reason in lieu of severance protections that might otherwise have been included in individually negotiated employment agreements.

Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period

        Under the Severance Plan in effect during fiscal year 2011, if an NEO's employment were to have been terminated by the Company without "cause" (as defined below) or by the NEO for "good reason" (as defined below), the NEO would have been entitled to receive a severance payment equal to a pre-determined number of months of base salary, based on the NEO's seniority level. In the event of an involuntary termination outside of a "change in control period" (as defined below), the CEO would be entitled to receive 24 months of base salary and the other NEOs would be entitled to receive 20 months of base salary. In addition, the NEO may be eligible to receive a pro-rata bonus for the year of termination based on quarterly bonus accruals and, if the termination occurs during the first quarter of the year of termination, in advance of the prior year's bonus payout, the NEO is generally eligible to receive the prior year's bonus. The severance benefits will generally be paid in cash, 50% within 20 business days following the "payment confirmation date" (as defined in the Severance Plan), with the remaining 50% paid twelve months following the date of termination. The Company will also provide paid outplacement services for a period of two years. The payment of these severance benefits will generally be subject to the NEO's execution of an effective release of claims against the Company and compliance with certain non-competition, non-solicitation and confidentiality covenants during the applicable severance period.

        Under the Severance Plan, "cause" means, subject to certain cure rights, (i) continued failure to substantially perform the material duties of the NEO's office, (ii) embezzlement or theft , (iii) the commission of any act resulting in the conviction of the NEO of a felony, (iv) willful malfeasance or willful misconduct in connection with the NEO's duties or any other act or omission which is materially injurious to the financial condition or business reputation of the Company, or (v) a material breach of any of the material provisions of (A) the Severance Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which the NEO is subject or (C) any policy of the Company or any of its subsidiaries or affiliates to which such NEO is subject. Under the Severance Plan, "good reason" means an NEO's resignation of his employment as a result of the occurrence of one or more of the following actions, which such action or actions remain uncured for at least 30 days following timely receipt of written notice: (i) any material diminution in the level of such NEO's authority or duties; (ii) a reduction of 10% or more in the level of the base salary or employee benefits to be provided to the NEO, other than a reduction implemented with the consent of such NEO or a reduction that is equivalent to reduction in base salaries and/or employee benefits, as applicable, imposed on all other executives at a similar level within the Company; (iii) relocation to a principal place of employment that increases the NEO's one-way commute by more than 50 miles from the then current principal place of employment; or (iv) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company's obligations under the Severance Plan.

        If an NEO is involuntarily terminated for any reason outside a change in control period, the Severance Plan does not provide for any accelerated vesting of outstanding equity awards. Instead, the terms of vesting are governed by the applicable award agreement. Upon termination of an NEO's continuous service for any reason (other than death or disability): (i) the stock award agreements (including TPS) provide that vesting will cease and the Company will automatically reacquire all unvested shares without payment of consideration and (ii) the stock option agreements provide that all unvested options will be cancelled effective as of the termination date, although NEOs, as all other option holders, have three months to exercise options that are vested as of the date of termination.

Involuntary Termination Without Cause or For Good Reason During a Change in Control Period

        The Severance Plan provides for enhanced severance benefits if an NEO is terminated by the Company without cause or resigns for good reason during a "change in control period". This period is defined as either the period running from entry into a definitive agreement for a "change in control" (as defined below) until 24 months following the effective date of the related change in control transaction, or if the change in control is not preceded by Seagate's entry into a definitive agreement, the time beginning on the date of the applicable change in control triggering event and ending 24 months after that date. In the event of an involuntary termination within a change in control period, the NEO will be entitled to receive the following: (i) 36 months of base salary and target bonus in the case of the CEO, or 24 months of base salary and target bonus in the case of the other NEOs, (ii) a lump sum cash payment equal to two times the before-tax annual cost of the applicable COBRA premiums for the NEO and his or her eligible dependents, if any, (iii) paid outplacement services for a period of two years, and (iv) full vesting of all unvested equity-based awards (whether or not awarded prior to or following the adoption of the Severance Plan). All other rights and obligations imposed under the Severance Plan upon such a termination of employment outside of the context of a change in control (as described above) are also generally applicable in the event of a termination during a change in control period.

        Under the Severance Plan, "change in control" or "CIC" means the occurrence of any of the following events: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons that will continue the business of the Company in the future; (ii) a merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion, if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation, provided that any person who (1) was a beneficial owner of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of "shareholders of the Company immediately prior to such merger or consolidation" for purposes of the preceding calculation; (iii) any person or group of related persons is or becomes the beneficial owner of more than 50% of the total voting power of the voting securities of the Company (including by way of merger, consolidation or otherwise); (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board then in office; or (v) a dissolution or liquidation of the Company.

        In addition, under our equity award agreements with each NEO and consistent with the treatment of equity awards under the Severance Plan, if a CIC (which is generally defined in a similar manner as under the Severance Plan) occurs and the successor company does not assume or replace the awards with alternatives that preserve both the intrinsic value and the rights and benefits of the award immediately prior to the CIC, then all awards accelerate and become fully vested at least 10 days prior to the consummation of the CIC. The PSU award agreement further provides that the number of shares that will vest on the later of the closing of a CIC and an NEO's involuntary termination within the change in control period will be based on the company's performance through the closing date of the CIC, with TSR performance measured by using the average closing prices over the 30-day trading period preceding the CIC.

        In the event that the benefits payable following a CIC exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would be subject to excise taxes imposed by Section 4999 of the Code). We do not provide any gross-up for excise taxes and the NEO is responsible for payment of all personal taxes, including excise taxes.

Termination due to Death or Disability

        In the event a termination of employment occurs due to the NEO's death or disability, the NEO will not be entitled to any benefits under the Severance Plan. Under the Severance Plan, "disability" means that the NEO is physically or mentally incapacitated and therefore unable to substantially perform his duties for six consecutive months or an aggregate of nine months in any consecutive 24-month period. However, in the event of termination of employment due to an NEO's death or disability, the Compensation Committee has the discretion under the terms of the EPB to pay to the NEO or the individual's estate a pro-rated target bonus for the fiscal year in which the termination occurred, based on year to date performance.

        The terms of the restricted share and performance share award agreements for our NEOs provide that vesting will cease upon a termination due to disability (as defined above), and the Company will automatically reacquire all unvested shares without payment of consideration. However, for a termination due to death, the NEO will be deemed to have completed an additional year of service as of the termination date so that an additional 25% of the performance shares will vest immediately. The terms of Mr. Pimentel's RSU award agreement provide for pro-rata vesting in the event of death based on the number of days elapsed between the grant date and the date of death.

        Similarly, the stock option agreements provide that upon termination due to death, the NEO will be deemed to have completed an additional year of service for purposes of determining the portion of a stock option award that will be vested at termination.

        Finally, the PSU agreements for our NEOs provide that in the event of a termination due to death or disability, the awards will vest pro-rata based on the number of days from the beginning of the performance period until the termination and based on actual Company performance, and will be settled in ordinary shares after the end of the performance period.

Potential Payments Upon Termination

  Severance Benefits Upon Termination Without Cause or For Good Reason outside a Change in Control Period

        The following table sets forth the estimated value of the potential payments and benefits to each NEO assuming termination of the NEO by the Company without cause or by the NEO for good reason on July 1, 2011.

Name	Monthly Base Salary ($)	Months of Base Pay (#)	Prior Year Bonus ($)(1)	Outplacement Benefit ($)	Total ($)
Steven J. Luczo	83,335	24	—	15,000	2,063,051
Patrick J. O'Malley	45,753	20	—	15,000	930,061
Albert A. Pimentel	50,000	20	—	15,000	1,015,000
William D. Mosely	43,670	20	—	15,000	888,392
Robert W. Whitmore	56,169	20	—	15,000	1,138,373

(1)
No annual bonus was paid to NEOs in fiscal year 2011.

  Severance Benefits Upon Termination Due to Death

        The following table sets forth the estimated value as of July 1, 2011 of the potential payments and benefits to each NEO, assuming termination of the NEO due to death on such date.

Name	Target Bonus ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)
Steven J. Luczo	1,536,038	11,755,791	1,487,560	14,779,389
Patrick J. O'Malley	549,037	2,430,748	284,773	3,264,551
Albert A. Pimentel	600,000	468,642	720,654	1,789,296
William D. Mosely	524,035	2,198,969	297,534	3,020,538
Robert W. Whitmore	647,024	3,376,151	864,575	4,887,750

(1)
Amounts for the bonus component of the death benefit assume that the Compensation Committee elects to exercise its discretion to pay the NEO's estate a bonus for the fiscal year in which death occurs. In addition, the amount has been calculated assuming that the Committee elects to award the bonus at the NEO's target bonus opportunity for that year. However, the EPB does not obligate the Compensation Committee to pay a bonus at the target bonus level or otherwise, in the event of a NEO's death.

(2)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011, or $16.36 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $16.36 or for stock options that were already vested as of July 1, 2011.

(3)
Amounts for the value of stock awards that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011. In addition, the value of accelerated PSUs is calculated assuming that we would have achieved the target level of performance at the end of the three-year performance measurement cycle. In the event of disability, the NEOS would receive the same number of shares under the terms of the PSU award agreements as in the event of death, as set forth below:

Name	Accelerated Vesting of PSU Awards ($)
Steven J. Luczo	833,161
Patrick J. O'Malley	121,173
Albert A. Pimentel	—
William D. Mosely	166,654
Robert W. Whitmore	121,173

  Severance Benefits Upon Termination Without Cause or For Good Reason within a Change in Control Period

        The following table sets forth the estimated value calculated as of July 1, 2011 of the potential payments to each NEO, assuming termination of the NEO by the Company without cause or by the NEO for good reason on such date in connection with a change in control during a change in control period, as defined in the Severance Plan.

Name	Monthly Base Salary ($)	Monthly Target Bonus ($)	Total Monthly Severance Pay ($)	Months of Pay (#)	Total Severance Pay ($)	Monthly Health Care Benefits ($)	Monthly Health Care Benefits (#)	Total Health Care Benefit ($)	Outplacement Benefits ($)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Stock Awards ($)(2)	Total ($)(3)
Stephen J. Luczo	85,335	128,003	213,339	36	7,680,192	1,654	24	39,703	15,000	19,278,388	3,487,893	30,501,176
Patrick J. O'Malley	45,753	45,753	91,506	24	2,196,147	1,522	24	36,518	15,000	5,393,309	777,977	8,418,951
Albert A. Pimentel	50,000	50,000	100,000	24	2,400,000	1,654	24	39,703	15,000	1,313,729	2,273,189	6,041,621
William D. Mosley	43,670	43,670	87,339	24	2,096,141	1,654	24	39,703	15,000	3,954,147	881,686	6,986,677
Robert W. Whitmore	56,169	56,169	112,337	24	2,696,096	1,654	24	39,703	15,000	5,486,386	2,809,562	11,046,747

(1)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011, or $16.36 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $16.36 or for stock options that were already vested as of July 1, 2011.

(2)
Amounts for the value of stock that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011. In addition, the value of the PSUs is calculated on the basis of our performance through the July 1, 2011, with TSR performance measured by using the average closing prices over the 30-day trading period preceding July 2, 2011.

(3)
Calculations do not include the impact of any potential cutback pursuant to the application of the Code Section 280G safe harbor limit under the relevant provisions of the Severance Plan.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee during fiscal year 2011 were Messrs. Thompson, Biondi and Zander. None of these individuals were Executives or employees of the Company or any of its subsidiaries at any time during fiscal year 2011, nor have any of these individuals ever been Executives of the Company or any of its subsidiaries. No Executives of the Company served on the compensation committee of any other entity, or as a director of an entity, that employed any of the members of the Compensation Committee during fiscal year 2011.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning the Company's compensation plans as of July 1, 2011.

Equity Compensation Plan	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	46,030,792	(1)	$13.42	(2)	22,753,756	(3)
Equity compensation plans not approved by shareholders	399,737	(4)	$15.29	(5)	—

Total	46,430,529		$13.44		22,753,756

(1)
This number includes 10,355,785 (ordinary shares that were subject to issuance upon the exercise of stock options granted under our Seagate Technology plc 2001 Share Option Plan (the "SOP") and 35,675,007 ordinary shares that were subject to issuance upon the exercise of stock options granted under the 2004 SCP.

(2)
This value is calculated based on the exercise price of options outstanding under the SOP and the 2004 SCP.

(3)
This number includes 15,773,100 ordinary shares available for future issuance under the 2004 SCP and 6,980,656 ordinary shares available for issuance under our ESPP.

(4)
This number includes 121,760 ordinary shares that were subject to issuance under the Maxtor Corporation 2005 Performance Incentive Plan (the "Maxtor 2005 Plan") and 277,977 ordinary shares that were subject to issuance under the Maxtor Corporation Amended and Restated 1996 Stock Option Plan (the "Maxtor 1996 Plan").

(5)
This value is calculated based on the exercise price of options outstanding under the Maxtor 2005 Plan and the Maxtor 1996 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board has adopted a written policy for approval of transactions to which the Company or any of its subsidiaries is party and in which any director, director nominee, executive officer, greater than five percent beneficial owner and their respective family members (each a "Related Person") has a direct or indirect interest (other than solely as a result of being a director and/or, together with all other Related Persons, a less than 10% beneficial owner of the other party to the transaction), where the amount involved in the transaction exceeds or is expected to exceed $100,000 (an "Interested Transaction"). The policy provides that a Related Person must promptly disclose to the General Counsel of the Company any transaction to which the Company or any of its subsidiaries is party and in which such Related Person has an interest. The Nominating and Corporate Governance Committee reviews any such transaction determined by the General Counsel to be an Interested Transaction and determines whether or not to approve or ratify it. In doing so, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the availability of other sources for comparable products or services and the extent of the Related Person's interest in the transaction. In addition, if an Interested Transaction involves a non-management director, the Nominating and Corporate Governance Committee will also consider whether such transaction would compromise such director's status as an independent director. The Board has delegated authority to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify transactions where the aggregate amount is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Nominating and Corporate Governance Committee for its review at each regularly scheduled Committee meeting.

        The Nominating and Corporate Governance Committee has considered and adopted standing pre-approvals under the policy for certain specified types of transactions, including:

  •
  Transactions with another company at which a Related Person's only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $200,000 or five percent of that company's total annual revenues.

  •
  Transactions with a portfolio company of a private equity firm, venture capital firm or hedge fund (each, an "Investment Firm") where a Related Person is an executive officer, general partner or managing director, or occupies an equivalent position, or is a non-employee director of the portfolio company, if:

  a.
  the Investment Firm is the beneficial owner of less than 35% of the portfolio company; or

  b.
  the aggregate amount involved in the transaction does not exceed the greater of $200,000, or five percent of the portfolio company's total annual revenues.

  •
  Charitable contributions, grants or endowments by the Company to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed $500,000.

        In addition, as disclosed on its amendment to Schedule 13G filed on February 8, 2011, BlackRock, Inc. ("BlackRock"), through its affiliates, beneficially owns more than 5% of the outstanding voting securities of the Company and, as such, is a "related person" under the Related Person Transaction Policy. In the fiscal year ended July 1, 2011, the Company paid an aggregate of approximately $468,648 in management fees and expenses in connection with its investments in various money market funds managed by affiliates of BlackRock, with an average balance during the fiscal year ended July 1, 2011 of approximately $236 million. The fund investments were entered into on an arm's length basis on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. The Nominating and Corporate Governance Committee has reviewed and ratified these transactions and has approved the participation of the Company in such investments or similar investments with BlackRock or its affiliates in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC require our directors and officers, and any person who beneficially owns more than ten percent of our ordinary shares, to file reports of securities ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, no Section 16(a) filings were filed late during FY2011.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2012 Proxy Statement. These shareholder proposals must be submitted, along with proof of ownership of our shares in accordance with Rule 14a-8(b)(2), to 10200 S. De Anza Boulevard, Cupertino, California 95014, Attention: Corporate Secretary. We must receive all submissions no later than May 18, 2012. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our Proxy Statement. The Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the "Corporate Governance—Board Committees and Charters—Nominating and Corporate Governance Committee" section of this Proxy Statement.

        Any shareholder of record who intends to nominate a candidate to become a member of our Board, for election at our Annual General Meeting for the 2012 fiscal year ("2012 AGM") must comply with the procedures for nominating directors set forth in our Articles of Association. Specifically, the shareholder must submit the nomination no earlier than April 18, 2012 and no later than May 18, 2012. The shareholder's submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares. We will not entertain any nominations at the 2012 AGM that do not meet these requirements. The procedures require that written notice of such nomination be received by Seagate Technology plc at 10200 S. De Anza Boulevard, Cupertino, California 95014, Attention: Corporate Secretary. The shareholder's notice must set forth:

  •
  as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  as to the shareholder giving the notice (i) the name and address of such shareholder, as it appears on the Register of Members, (ii) the number of shares that are owned by such shareholder, (iii) a representation that the shareholder is a holder of record of ordinary shares entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder, intends, or is part of a group that intends to (x) deliver a proxy statement and/ or form of proxy to holders of at least the percentage of Seagate Technology plc's outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

        If the date of the 2012 AGM is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2012 AGM, the shareholder must submit any such proposal or nomination not earlier than the 150th day prior to the date of the 2012 AGM and not later than the later of the 120th day prior to the date of the 2012 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

        If a shareholder wishes to bring business before the 2012 AGM that is not the subject of a proposal timely submitted, or eligible, for inclusion in the proxy statement for that meeting, notice of such business must be received by Seagate Technology plc's Corporate Secretary at the address specified above, no later than August 1, 2012. If a shareholder fails to comply with the forgoing notice provision, the Proxy Holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2012 AGM. If the date of the 2012 AGM is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2012 AGM, then any such notice must be received by the Seagate Technology plc's Corporate Secretary, at the address specified above, not later than the later of the 75th day prior to the date of the 2012 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

        Irish law provides that shareholders holding not less than 10% of the paid-up share capital carrying voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice at

Seagate's registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Compensation Committee" and "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in that other filing.

ANNUAL REPORT

        A copy of our Annual Report on Form 10-K (excluding exhibits) and our Irish Statutory Accounts, both for the fiscal year ended July 1, 2011, accompany this Proxy Statement. An additional copy of either document, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014, or upon calling 1+ (408) 658-1222.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company's shares may deliver only one copy of the Company's Proxy Statement, Irish Statutory Accounts and the Annual Report on Form 10-K to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement, the Irish Statutory Accounts and Annual Report on Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement, the Irish Statutory Accounts and Annual Report on Form 10-K, now or in the future, should submit their request to the Company by telephone at 1+ (408) 658-1222, or by submitting a written request to Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By Order of the Board of Directors,

Kenneth M. Massaroni Executive Vice President, General Counsel and Chief Administrative Officer

                        , 2011

ANNEX A

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

Adopted by Board on July 27, 2011
Approved by Shareholders on [            ]
Termination Date: July 27, 2021

A-i

A-ii

A-iii

I.        PURPOSES.

        The Company, by means of this Plan, seeks to provide incentives for the group of persons eligible to receive Share Awards to align their long-term interests with those of the Company's shareholders and to perform in a manner individually and collectively that enhances the success of the Company. The Plan is further intended to provide a means by which eligible recipients of Share Awards may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Share Awards including, but not limited to: (i) Incentive Stock Options, (ii) Nonstatutory Share Options, (iii) Restricted Share Bonuses, (iv) Share Appreciation Rights, (v) Phantom Share Units, (vi) Restricted Share Units, (vii) Performance Share Bonuses, (viii) Performance Share Units, (ix) Deferred Share Units, and (x) Other Share-Based Awards.

II.        DEFINITIONS.

        2.1    "Affiliate"    means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company. Solely with respect to the granting of any Incentive Stock Options, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. Solely with respect to the granting of any Nonstatutory Share Options or Share Appreciation Rights, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as defined in Treasury Regulation §1.409A-1(b)(5)(iii)(E).

        2.2    "Beneficial Owner"    means the definition given in Rule 13d-3 promulgated under the Exchange Act.

        2.3    "Board"    means the Board of Directors of the Company.

        2.4    "Change of Control"    means the consummation or effectiveness of any of the following events:

            (i)        The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

            (ii)        A merger, reorganization, recapitalization, consolidation or other similar transaction involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding, immediately after such transaction;

            (iii)        Any person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the Company (including by way of merger, takeover (including an acquisition by means of a scheme of arrangement), consolidation or otherwise);

            (iv)        During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

            (v)        A dissolution or liquidation of the Company.

        In addition, if a Change of Control constitutes a payment event with respect to any Share Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described above with respect to such Share Award must also constitute a "change in the ownership or effective control of the Company or a "change in the ownership of a substantial portion of the assets" of the Company," as defined in Treasury Regulation §1.409A-3(i)(5).

        Notwithstanding the foregoing, a restructuring of the Company for the purpose of changing the domicile of the Company (including, but not limited to, any change in the structure of the Company resulting from the process of moving its domicile between jurisdictions), reincorporation of the Company or other similar transaction involving the Company (a "Restructuring Transaction") will not constitute a Change of Control if, immediately after the Restructuring Transaction, the shareholders of the Company immediately prior to such Restructuring Transaction represent, directly or indirectly, more than fifty percent (50%) of the total voting power of the surviving entity.

        2.5    "Code"    means the U.S. Internal Revenue Code of 1986, as amended.

        2.6    "Committee"    means a committee of one or more Directors (or other individuals who are not members of the Board to the extent allowed by applicable law) appointed by the Board in accordance with Section 3.3 of the Plan.

        2.7    "Company"    means Seagate Technology Public Limited Company, a public company incorporated under the laws of the Republic of Ireland with limited liability under registered number 480010, or any successor thereto.

        2.8    "Consultant"    means any person, including an advisor engaged by the Company or an Affiliate, to render consulting or advisory services and who is compensated for such services.

        2.9    "Continuous Service"    means that the Participant's active service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in such party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave.

        2.10    "Covered Employee"    means the chief executive officer and the three (3) other highest compensated officers of the Company (other than the chief executive officer and the chief financial officer) for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m), and as such definition may be amended from time to time.

        2.11    "Director"    means a member of the Board.

        2.12    "Deferred Share Unit"    means any Share Award for which a valid deferral election is made.

        2.13    "Disability"    means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options. For all other Share Awards, "Disability" means physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, a person is unable to substantially perform his or her duties. Any question as to the existence of that person's physical or mental incapacitation shall be determined by the Board in its sole discretion.

        2.14    "Dividend Equivalent"    means a right granted to a Participant pursuant to Sections 7.3(iii), 7.4(iv) and 7.6(iv) of the Plan to receive the equivalent value (in cash or in Shares) of dividends paid on the Ordinary Shares.

        2.15    "Eligible Individual"    means any person who is an Employee, Director or Consultant, as determined by the Board.

        2.16    "Employee"    means any person on the payroll records of the Company or an Affiliate and actively providing services as an employee. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute "employment" by the Company or an Affiliate.

        2.17    "Exchange Act"    means the U.S. Securities Exchange Act of 1934, as amended.

        2.18    "Fair Market Value"    means, as of any date, the value of an Ordinary Share determined as follows:

            (i)        Unless otherwise determined by the Board in accordance with Section 409A of the Code, if the Ordinary Shares are listed on any established stock exchange (including the New York Stock Exchange) or traded on the NASDAQ Global Select Market, the Fair Market Value of a Share shall be the closing per-share sales price of such Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading; or if the Shares are not listed or admitted to trading on a national securities exchange, then the Fair Market Value of a Share shall be determined in good faith by the Board, and to the extent appropriate, based on the application of a reasonable valuation method.

            (ii)        For any reference to Fair Market Value in the Plan used to establish the price at which the Company shall issue Ordinary Shares to a Participant under the terms and conditions of a Share Award (such as a Share Award of Options or Share Appreciation Rights), the date as of which this definition shall be applied shall be the grant date of such Share Award.

        2.19    "Full-Value Share Award"    shall mean any of a Restricted Share Bonus, Restricted Share Units, Phantom Share Units, Performance Share Bonus, or Performance Share Units.

        2.20    "Incentive Stock Option"    means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        2.21    "Nominal Value"    means US$0.00001 per Share.

        2.22    "Non-Employee Director"    means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        2.23    "Nonstatutory Share Option"    means an Option not intended to qualify as an Incentive Stock Option.

        2.24    "Officer"    means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        2.25    "Option"    means an Incentive Stock Option or a Nonstatutory Share Option granted pursuant to the Plan.

        2.26    "Option Agreement"    means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        2.27    "Optionholder"    means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        2.28    "Ordinary Share" or "Share"    means an ordinary share of the Company, nominal value US$0.00001.

        2.29    "Other Share-Based Award"    means a Share Award (other than an Option, a Restricted Share Bonus, a Share Appreciation Right, a Phantom Share Unit, a Restricted Share Unit, a Performance Share Bonus, a Performance Share Unit or a Deferred Share Unit) subject to the provisions of Section 7.7 of the Plan.

        2.30    "Other Share-Based Award Agreement"    means a written agreement between the Company and a holder of an Other Share-Based Award setting forth the terms and conditions of an Other Share-Based Award grant. Each Other Share-Based Award Agreement shall be subject to the terms and conditions of the Plan.

        2.31    "Outside Director"    means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of U.S. Treasury Regulations promulgated under Section 162(m)), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an Officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director; or (ii) is otherwise considered an "outside director" for purposes of Section 162(m).

        2.32    "Participant"    means a person to whom a Share Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

        2.33    "Performance Goal"    means, for a Performance Period, the one or more goals established by the Committee measured by the achievement of certain results, whether financial, transactional or otherwise. Financial results may be, but are not required to be, based on Qualifying Performance Criteria.

        2.34    "Performance Period"    means one or more periods of time, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Share Award determined in accordance with Article VIII of the Plan.

        2.35    "Performance Share Bonus"    means a grant of Ordinary Shares subject to the provisions of Section 7.5 of the Plan.

        2.36    "Performance Share Bonus Agreement"    means a written agreement between the Company and a Participant setting forth the terms and conditions of a Performance Share Bonus grant. Each Performance Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.37    "Performance Share Unit"    means the right to receive the value of one (1) Ordinary Share subject to the provisions of Section 7.6 of the Plan.

        2.38    "Performance Share Unit Agreement"    means a written agreement between the Company and a holder of a Performance Share Unit setting forth the terms and conditions of a Performance Share Unit grant. Each Performance Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.39    "Phantom Share Unit"    means the right to receive the value of one (1) Ordinary Share, subject to the provisions of Section 7.3 of the Plan.

        2.40    "Phantom Share Unit Agreement"    means a written agreement between the Company and a holder of a Phantom Share Unit setting forth the terms and conditions of a Phantom Share Unit grant. Each Phantom Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.41    "Plan"    means this 2012 Equity Incentive Plan of Seagate Technology Public Limited Company, as amended from time to time.

        2.42    "Predecessor Plan"    means the Seagate Technology Public Limited Company 2004 Share Compensation Plan.

        2.43    "Qualifying Performance Criteria"    means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured, including annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (a) pre- and after-tax income; (b) net income (before or after taxes); (c) operating income; (d) net earnings; (e) net operating income (before or after taxes); (f) operating margin; (g) gross margin; (h) earnings per share; (i) return on equity; (j) return on assets, investments or capital employed; (k) pre-tax profit; (l) revenue; (m) market share; (n) cash flow (before or after dividends); (o) cost reductions or savings; (p) funds from operations; (q) total shareholder return; (r) share price; (s) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (t) market capitalization; (u) economic value added; (v) operating ratio; (w) product development or release schedules; (x) new product innovation; (y) cost reductions; (z) implementation of the Company's critical processes or projects; (aa) customer service or customer satisfaction; or (bb) product quality measures. Unless applicable U.S. tax and/or securities laws are amended to permit the Committee's discretion to change Qualifying Performance Criteria without shareholder approval, the Committee shall have no discretion to change Qualifying Performance Criteria without obtaining shareholder approval.

        2.44    "Restricted Share Bonus"    means a grant of Ordinary Shares subject to the provisions of Section 7.1 of the Plan.

        2.45    "Restricted Share Bonus Agreement"    means a written agreement between the Company and a Participant setting forth the terms and conditions of a Restricted Share Bonus grant. Each Restricted Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.46    "Restricted Share Unit"    means the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests, subject to the provisions of Section 7.4 of the Plan.

        2.47    "Restricted Share Unit Agreement"    means a written agreement between the Company and a holder of a Restricted Share Unit setting forth the terms and conditions of a Restricted Share Unit grant. Each Restricted Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.48    "Rule 16b-3"    means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        2.49    "Section 162(m)"    means Section 162(m) of the Code.

        2.50    "Securities Act"    means the U.S. Securities Act of 1933, as amended.

        2.51    "Share Appreciation Right" or "SAR"    means the right to receive an amount equal to the Fair Market Value of one (1) Ordinary Share on the day the Share Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 7.2 of the Plan.

        2.52    "Share Appreciation Right Agreement"    means a written agreement between the Company and a holder of a Share Appreciation Right setting forth the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        2.53    "Share Award"    means any Option, Restricted Share Bonus, Share Appreciation Right, Phantom Share Unit, Restricted Share Unit, Performance Share Bonus, Performance Share Unit, Deferred Share Unit, or Other Share-Based Award.

        2.54    "Share Award Agreement"    means a written agreement between the Company and a holder of a Share Award setting forth the terms and conditions of a Share Award grant. Each Share Award Agreement shall be subject to the terms and conditions of the Plan.

        2.55    "Ten Percent Shareholder"    means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

III.        ADMINISTRATION.

        3.1    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.3.

        3.2    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)        to determine (a) which Eligible Individuals shall be granted Share Awards; (b) when each Share Award shall be granted; (c) the type or types of Share Awards to be granted; and (d) the number of Share Awards to be granted and the number of Shares to which a Share Award shall relate;

            (ii)        to determine the terms and conditions of any Share Award granted pursuant to the Plan, including, but not limited to, (a) the purchase price (if any) of Shares to be issued pursuant to any Share Award, (b) any restrictions or limitations on any Share Award or Shares acquired pursuant to a Share Award, (c) any vesting schedule or conditions applicable to a Share Award and accelerations or waivers thereof (including, but not limited to, upon a Change in Control), and (d) any provisions related to recovery of gain on, or forfeiture of, a Share Award or Shares issued pursuant to a Share Award, based on such considerations as the Board in its sole discretion determines;

            (iii)        to construe and interpret the Plan and Share Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Share Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

            (iv)        to amend the Plan or a Share Award as provided in Article XIII of the Plan;

            (v)        to suspend or terminate the Plan at any time; provided, however, that suspension or termination of the Plan shall not materially impair the rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the affected Participant;

            (vi)        to settle all controversies regarding the Plan and Share Awards granted under it;

            (vii)        to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan; and

            (viii)        to establish, adopt or revise any rules and regulations, including adopting sub-plans to the Plan or special terms for Share Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Share Awards granted to Participants outside the United States (as further set forth in Section 5.3 of the Plan) as it may deem necessary or advisable to administer the Plan.

        3.3    Delegation to Committee.

            (i)    General.    The Board may delegate administration of the Plan to a Committee or Committees of one or more individuals, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

            (ii)    Committee Composition when Ordinary Shares are Publicly Traded.    So long as the Ordinary Shares are publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m), and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more individuals who are not Outside Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Share Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) and/or (b) delegate to a committee of one or more individuals who are not Non-Employee Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then subject to Section 16 of the Exchange Act or (2) receiving a Share Award as to which the Board or Committee elects not to comply with Rule 16b-3 by having two or more Non-Employee Directors grant such Share Award.

        3.4    Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

IV.        SHARES SUBJECT TO THE PLAN.

        4.1    Share Reserve.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, the maximum aggregate number of Shares that may be issued pursuant to Share Awards under the Plan shall not exceed twenty-eight million (28,000,000) Shares, plus any Shares remaining available for grant under the Predecessor Plan as of the Effective Date (as defined in Section 15.1) (the "Share Reserve"). Any Shares that are subject to Options or SARs granted under the Plan shall be counted against the Share Reserve as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Share Awards granted under the Plan shall be counted against the Share Reserve as two and one-tenth (2.1) Shares for every one (1) Share granted. Notwithstanding the foregoing, and subject to the provisions of Article XII, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options under the Plan shall not exceed twenty million (20,000,000) Shares.

        4.2    Adjustments to the Share Reserve.    If (i) any Share Award or share award granted under the Predecessor Plan shall for any reason expire, be cancelled or otherwise terminated, in whole or in part, without having been exercised or redeemed in full, or be settled in cash, or (ii) if any Shares subject to Share Awards or share awards granted under the Predecessor Plan shall be reacquired by the Company prior to vesting, the Shares subject to such awards shall revert to the Share Reserve and again become available for issuance under the Plan. Any Shares that again become available for grant pursuant to this Section 4.2 shall be added back to the Share Reserve in the same ratio described in Section 4.1 of the Plan; provided, however, any Shares that were outstanding under the Predecessor Plan that become available for grant shall be added back to the Share Reserve in the ratio set forth in the Predecessor Plan. Notwithstanding the foregoing, the following shall not revert to the Share Reserve: (a) Shares tendered by a Participant or withheld by the Company in payment of the exercise price to the Company or to satisfy any tax withholding obligation or other tax liability of the Participant, and (b) Shares repurchased by the Company on the open market or otherwise using cash proceeds from the exercise of Options or the exercise of options granted under the Predecessor Plan.

        4.3    Source of Shares.    The Shares subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.

V.        ELIGIBILITY AND PARTICIPATION.

        5.1    Eligibility.    Subject to the provisions of the Plan, each Eligible Individual shall be eligible to receive Share Awards pursuant to the Plan, except that only Employees shall be eligible to receive Incentive Stock Options.

        5.2    Participation.    Subject to the provisions of the Plan, the Board may, from time to time, select from among Eligible Individuals those to whom Share Awards shall be granted, and shall determine the nature and amount of each Share Award. No Eligible Individual shall have any right to be granted a Share Award pursuant to the Plan.

        5.3    Non-U.S. Participants.    Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Affiliates operate or in which Eligible Individuals provide services to the Company or its Affiliates, the Board, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States shall be eligible to participate in the Plan; (iii) modify the terms and conditions of any Share Award granted to Eligible Individuals outside the United States; (iv) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall take precedence over

Article IV of the Plan or otherwise require shareholder approval; and (v) take any action, before or after a Share Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive a Share Award under the Plan or on death, disability, retirement or other termination of Continuous Service, available methods of exercise or settlement of a Share Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Share Awards shall be granted, that would violate the Securities Act, the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

VI.        OPTION PROVISIONS.

        Each Option shall be evidenced by an Option Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated Incentive Stock Options or Nonstatutory Share Options at the time of grant. The terms and conditions of Option Agreements may change from time to time and the terms and conditions of separate Option Agreements need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

        6.1    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Share Options.

        6.2    Term.    No Option shall be exercisable after the expiration of seven (7) years from the date it was granted. Notwithstanding the foregoing, no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date it was granted.

        6.3    Vesting.    The Board shall determine the criteria under which Options may vest and become exercisable; the criteria may include Continuous Service and/or the achievement of Performance Goals and in any event such criteria shall be set forth in the Option Agreement.

        6.4    Exercise Price of an Option.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted; provided, however, that an Option may be granted with an exercise price lower than that set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code and Section 424(a) of the Code. Notwithstanding the foregoing, the exercise price of each Incentive Stock Option granted to a Ten Percent Shareholder shall be at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted.

        6.5    Consideration.    The purchase price of Ordinary Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Share Option) and pursuant to procedures established by the Company from time to time: (a) by delivery to the Company of other Shares, (b) according to a deferred payment or other similar arrangement with the Optionholder, including use of a promissory note, (c) pursuant to a "same day sale" program, or (d) by some combination of the foregoing.

        6.6    Termination of Continuous Service.    In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

        6.7    Extension of Option Termination Date.    An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time because the issuance of Shares would violate either the registration requirements under the Securities Act (or other applicable securities law) or the Company's insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of either such registration requirements (or other applicable securities law) or the Company's insider trading policy.

        6.8    Disability of Optionholder.    In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

        6.9    Death of Optionholder.    In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder's death pursuant to Section 6.10 or 6.11 of the Plan, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (b) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

        6.10    Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        6.11    Transferability of a Nonstatutory Share Option.    Unless otherwise provided by the Board, a Nonstatutory Share Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

VII.        SHARE AWARDS PROVISIONS OTHER THAN OPTIONS.

        7.1    Restricted Share Bonus Awards.    Each Restricted Share Bonus shall be evidenced by a Restricted Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Restricted Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Restricted Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Restricted Share Bonus Agreements may change from time to time, and the terms and conditions of separate Restricted Share Bonus Agreements need not be identical, but each Restricted Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Restricted Share Bonus awards shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service. Upon failure to meet the vesting conditions, Shares awarded under the Restricted Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, however, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company shall reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Bonus Agreement.

            (iii)    Transferability.    Rights to acquire Shares under the Restricted Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Restricted Share Bonus Agreement remain subject to the terms of the Restricted Share Bonus Agreement.

            (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Restricted Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon the vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, however, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Restricted Share Bonus Agreement).

        7.2    Share Appreciation Rights.    Two types of Share Appreciation Rights ("SARs") shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs. Each SAR shall be evidenced by a Share Appreciation Right Agreement (or, if applicable, the underlying Option Agreement) which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a SAR in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the SAR shall then be allotted as fully paid to the Participant. The additional terms and conditions of Share Appreciation Right Agreements (and/or underlying Option Agreements, as applicable) may change from time to time, and the additional terms and conditions of separate Share Appreciation Right Agreements (and/or underlying Option Agreements) need not be identical.

            (i)    Stand-Alone SARs.    The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

              (a)   The stand-alone SAR shall cover a specified number of underlying Shares and shall be redeemable upon such terms and conditions as the Board may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the Shares underlying the redeemed right over (ii) the aggregate base price in effect for those Shares.

              (b)   The number of Shares underlying each stand-alone SAR and the base price in effect for those Shares shall be determined by the Board in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per Share be less than one hundred percent (100%) of the Fair Market Value per underlying Share on the grant date.

              (c)   The distribution with respect to any redeemed stand-alone SAR may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

            (ii)    Stapled SARs.    The following terms and conditions shall govern the grant and redemption of stapled SARs:

              (a)   Stapled SARs may only be granted concurrently with an Option to acquire the same number of Shares as the number of such Shares underlying the stapled SARs.

              (b)   Stapled SARs shall be redeemable upon such terms and conditions as the Board may establish and shall grant a holder the right to elect among (1) the exercise of the concurrently granted Option for Shares, whereupon the number of Shares subject to the stapled SARs shall be reduced by an equivalent number, (2) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested Shares which the holder redeems over the aggregate base price for such vested Shares, whereupon the number of Shares subject to the concurrently granted Option shall be reduced by any equivalent number, or (3) a combination of (1) and (2).

              (c)   The distribution to which the holder of stapled SARs shall become entitled under this Section 7.2 upon the redemption of stapled SARs as described in Section 7.2(ii)(B) above may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

        7.3    Phantom Share Units.    Each Phantom Share Unit shall be evidenced by a Phantom Share Unit Agreement which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a Phantom Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Phantom Share Unit award shall then be allotted as fully paid to the Participant. The additional terms and conditions of Phantom Share Unit Agreements may change from time to time, and the additional terms and conditions of separate Phantom Share Unit Agreements need not be identical. The following terms and conditions shall govern the grant and redeemability of Phantom Share Units:

            (i)        Phantom Share Unit awards shall be redeemable by the Participant to the Company upon such terms and conditions as the Board may establish. The value of a single

    Phantom Share Unit shall be equal to the Fair Market Value of a Share, unless the Board otherwise provides in the terms of the Phantom Share Unit Agreement.

            (ii)        The distribution with respect to any Phantom Share Unit award may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

            (iii)        Dividend Equivalents may be credited in respect of Shares covered by Phantom Share Units, as determined by the Board and set forth in the Phantom Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Phantom Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Phantom Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Phantom Share Units to which they relate.

        7.4    Restricted Share Units.    Each Restricted Share Unit shall be evidenced by a Restricted Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Restricted Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests. Should Shares be issued pursuant to a Restricted Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Restricted Share Unit agreement, a Participant may elect to defer receipt of the value of the Shares otherwise deliverable upon the vesting of Restricted Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Restricted Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Restricted Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred.

        Restricted Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Share Units.

        The terms and conditions of Restricted Share Unit Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Agreements need not be identical, but each Restricted Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Restricted Share Units shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Restricted Share Units held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Unit agreement shall be forfeited.

            (iii)    Transferability.    Rights to acquire the value of Shares under the Restricted Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Unit Agreement, as the Board shall determine in its discretion, so long as any Ordinary Shares awarded under the Restricted Share Unit Agreement remain subject to the terms of the Restricted Share Unit Agreement.

            (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Restricted Share Units, as determined by the Board and set forth in the Restricted Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Restricted Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Restricted Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Restricted Share Units to which they relate.

        7.5    Performance Share Bonus Awards.    Each Performance Share Bonus shall be evidenced by a Performance Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Performance Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Performance Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Performance Share Bonus Agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus Agreements need not be identical, but each Performance Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Performance Share Bonus awards shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Bonus Agreement. Upon failure to meet Performance Goals or other vesting conditions, Shares awarded under the Performance Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, however, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus Agreement.

            (iii)    Transferability.    Rights to acquire Shares under the Performance Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Bonus Agreement remain subject to the terms of the Performance Share Bonus Agreement.

            (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Performance Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, however, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Performance Share Bonus Agreement).

        7.6    Performance Share Units.    Each Performance Share Unit shall be evidenced by a Performance Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Performance Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Performance Share Unit vests. Should Shares be issued pursuant to a Performance Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Performance Unit Share Agreement, a Participant may elect to defer receipt of the value of Shares otherwise deliverable upon the vesting of an award of Performance Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Performance Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Performance Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred. Performance Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Performance Share Units.

        The terms and conditions of Performance Share Unit Agreements may change from time to time, and the terms and conditions of separate Performance Share Unit Agreements need not be identical, but each Performance Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Performance Share Units shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Unit Agreement.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Performance Share Units held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Unit Agreement will be forfeited.

            (iii)    Transferability.    Rights to acquire the value of Shares under the Performance Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Unit Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Unit Agreement remain subject to the terms of the Performance Share Unit Agreement.

            (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Performance Share Units, as determined by the Board and set forth in the Performance Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Performance Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Performance Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Performance Share Units to which they relate.

        7.7    Other Share-Based Awards.    The Board is authorized under the Plan to grant Other Share-Based Awards to Participants subject to the terms and conditions set forth in the applicable Share Award Agreement and such other terms and conditions as may be specified by the Board that are not inconsistent with the provisions of the Plan, and that by their terms involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Board may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Other Share-Based Awards to one or more classes of Participants on such terms and conditions as determined by the Board from time to time.

VIII.        QUALIFYING PERFORMANCE-BASED COMPENSATION.

        8.1    General.    The Board may establish Performance Goals and the level of achievement versus such Performance Goals that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to a Share Award (including a Restricted Share Bonus, Restricted Share Unit, Performance Share Bonus or Performance Share Unit), which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Board may specify that a Share Award or a portion of a Share Award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m), provided that the Performance Goals for such Award or portion of a Share Award that is intended by the Board to satisfy the requirements under Section 162(m) shall be a measure based only on one or more Qualifying Performance Criteria selected by the Board and specified at the time the Award is granted, or no later than the earlier of (i) the date ninety (90) days after the commencement of the applicable Performance Period or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Qualifying Performance Criteria remains substantially uncertain. The Board shall certify the extent to which any Qualifying Performance Criteria has been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Share Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m).

        8.2    Adjustments.    To the extent consistent with Section 162(m), the Board may determine to adjust Qualifying Performance Criteria as follows:

            (i)        to exclude restructuring and/or other nonrecurring changes;

            (ii)        to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

            (iii)        to exclude the effects of changes to generally accepted accounting principles required by the U.S. Financial Accounting Standards Board;

            (iv)        to exclude the effects of any statutory adjustments to corporate tax rates;

            (v)        to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles;

            (vi)        to exclude any other unusual, non-recurring gain or loss or other extraordinary item;

            (vii)        to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

            (viii)        to respond to, or in anticipation of, changes in applicable laws, regulations, and/or accounting principles;

            (ix)        to exclude the dilutive effects of acquisitions or joint ventures;

            (x)        to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

            (xi)        to exclude the effect of any change in the outstanding Shares by reason of any Share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends;

            (xii)        to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such terms of Section 368 of the Code); and

            (xiii)        to reflect any partial or completed corporate liquidation.

        8.3    Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) for Share Awards that are intended to qualify as "performance-based compensation," notwithstanding the satisfaction of any Performance Goals, the number of Shares granted, issued, retainable and/or vested under a Performance Share Bonus award or Performance Share Unit may, to the extent specified in the Share Award Agreement, be reduced, but not increased, by the Board on the basis of such further considerations as the Board shall determine.

        8.4    Annual Section 162(m) Limitation.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, no Employee shall be eligible to be granted Share Awards covering more than ten million (10,000,000) Shares during any fiscal year or Options and/or SARs covering more than eight million (8,000,000) Shares during any fiscal year.

IX.        USE OF PROCEEDS FROM SHARES.

        Proceeds from the sale of Ordinary Shares pursuant to Share Awards shall constitute general funds of the Company.

X.        CANCELLATION AND RE-GRANT OF OPTIONS AND
STOCK APPRECIATION RIGHTS.

        10.1        Subject to the provisions of the Plan and any shareholder approval requirements, the Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options and SARs under the Plan and/or (ii) with the consent of the affected Participants, the cancellation of any outstanding Options and SARs under the Plan in exchange for a cash payment and/or the grant in substitution therefor of new Options and SARs under the Plan covering the same or different number of Shares, but having an exercise or redemption price per Share not less than one hundred percent (100%) of the Fair Market Value (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, not less than one hundred ten percent (110%) of the Fair Market Value) per Share on the new grant date. Notwithstanding the foregoing, the Board may grant a Share Award with an exercise or redemption price lower than that set forth above if such Share Award is granted pursuant to an assumption or substitution for another award in a manner satisfying the provisions of Section 409A of the Code and/or Section 424(a) of the Code, as applicable.

        10.2        Prior to the implementation of any such repricing or cancellation of one or more outstanding Options or SARs, the Board shall obtain the approval of the shareholders of the Company.

        10.3        Shares subject to an Option or SAR canceled under this Article X shall continue to be counted against the Share Reserve described in Section 4.2 of the Plan. The repricing of an Option or SAR under this Article X, resulting in a reduction of the exercise or redemption price, as applicable, shall be deemed to be a cancellation of the original Option or SAR and the grant of a substitute Option or SAR; in the event of such repricing, both the original and the substituted Options or SARs shall be counted against the Share Reserve described in Section 4.2 of the Plan. The provisions of this Section 10.3 shall be applicable only to the extent required by Section 162(m).

XI.        MISCELLANEOUS.

        11.1    Shareholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to a Share Award except to the extent that the Company has issued the Shares relating to such Share Award.

        11.2    No Employment or other Service Rights.    Nothing in the Plan or any instrument executed or Share Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Share Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause to the extent permitted under local law, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

        11.3    Investment Assurances.    The Company may require a Participant, as a condition of exercising or redeeming a Share Award or acquiring Shares under any Share Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Shares; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Shares subject to the Share Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Shares; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with applicable law. The Company may, upon advice of counsel to the Company, place legends on Share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable laws, including, but not limited to, legends restricting the transfer of the Shares.

        11.4    Withholding Obligations.    To the extent provided by the terms of a Share Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation or employer tax liability assumed by the Participant in connection with a Share Award or the acquisition, vesting, distribution or transfer of Ordinary Shares under a Share Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) subject to approval from the Board, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant; or (iii) subject to approval from the Board, delivering to the Company owned and unencumbered Shares. The Participant may also satisfy such tax withholding obligation or employer tax liability assumed by the Participant by any other means set forth in the applicable Share Award Agreement.

        11.5    Forfeiture Provisions.    Pursuant to its general authority to determine terms and conditions of Share Awards under the Plan, the Board may specify in a Share Award Agreement that the Participant's rights, payments and/or benefits with respect to the Share Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of such Share Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of any applicable Company policy or code of conduct (including without limitation, engaging in "Fraud" or "Misconduct" within the meaning of the Company's Compensation Recovery for Fraud or Misconduct Policy), breach of any agreement between the Participant and the Company or any Affiliate, or any other conduct by the Participant that is detrimental to the business interests or reputation of the Company or any Affiliate.

        11.6    Compliance with Laws.    The Plan, the granting and vesting of Share Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Share Awards granted or awarded hereunder are subject to compliance with all applicable Irish law, U.S. federal, state and local and foreign laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver Shares prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Share Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

XII.        ADJUSTMENTS UPON CHANGES IN SHARES.

        12.1    Capitalization Adjustments.    If any change is made in the Ordinary Shares subject to the Plan, or subject to any Share Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, spinoff, dividend in property other than cash, share split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan or the maximum number of securities subject to award to any person pursuant to Section 8.4 above, and the outstanding Share Awards shall be appropriately adjusted in the class(es) and number of securities and price per share of the securities subject to such outstanding Share Awards, and the Board's determination regarding such adjustments shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the "Shortfall"), but only if and to the extent that the Board shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

        12.2    Adjustments Upon a Change of Control.

            (i)        In the event of a Change of Control as defined in Sections 2.4(i) through 2.4(iv) hereof, then any surviving entity or acquiring entity shall assume or continue any Share Awards outstanding under the Plan or shall substitute similar share awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue such Share Awards or to substitute similar share awards for those outstanding under the Plan, then with respect to any or all outstanding Share Awards held by Participants, the Board in its sole discretion and without liability to any person may (a) provide for the payment of a cash amount in exchange for the cancellation of a Share Award which, in the case of Options and SARs, may be equal to the product of (x) the excess, if any, of the Fair Market Value per Share at such time over the exercise or redemption price, if any, times (y) the total number of

    Shares then subject to such Share Award (and otherwise, the Board may cancel such Share Awards for no consideration if the aggregate Fair Market Value of the Shares subject to the Share Awards is less than or equal to the aggregate exercise or redemption price of such Share Awards), (b) continue the Share Awards, or (c) notify Participants holding an Option, Share Appreciation Right or Phantom Share Unit that they must exercise or redeem any portion of such Share Award (including, at the discretion of the Board, any unvested portion of such Share Award) at or prior to the closing of the transaction by which the Change of Control occurs, and that the Share Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Share Awards outstanding under the Plan, such Share Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The Board shall not be obligated to treat all Share Awards, even those that are of the same type, in the same manner.

            (ii)        In the event of a Change of Control as defined in Section 2.4(v) hereof, all outstanding Share Awards shall terminate immediately prior to such event.

XIII.        AMENDMENT OF THE PLAN AND SHARE AWARDS.

        13.1    Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Article XII of the Plan relating to adjustments upon changes in the Ordinary Shares, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, NASDAQ Global Select Market or other securities exchange listing requirements, or other applicable law or regulation; provided, further, that rights under any Share Award granted before an amendment to the Plan shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

        13.2    Shareholder Approval.    The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        13.3    Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        13.4    Amendment of Share Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Share Awards; provided, however, that the rights under any Share Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

XIV.        TERMINATION OR SUSPENSION OF THE PLAN.

        14.1    Termination or Suspension.    The Board may suspend or terminate the Plan at any time. No Share Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        14.2    No Material Impairment of Rights.    Suspension or termination of the Plan shall not materially impair rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the Participant.

XV.        EFFECTIVE AND EXPIRATION DATE OF PLAN.

        15.1    Effective Date.    The Plan shall become effective on the date that it is approved by the shareholders of the Company (the "Effective Date"), which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board. No Share Awards may be granted under the Plan prior to the time that the shareholders have approved the Plan. The approval or disapproval of the Plan by the shareholders of the Company shall have no effect on any other equity compensation plan, program or arrangement sponsored by the Company or any of its Affiliates; provided, however, that upon shareholder approval of this Plan, no new awards may be granted under the Predecessor Plan. Awards granted under the Predecessor Plan shall continue to be governed by the terms of the Predecessor Plan in effect on the date of grant of such award.

        15.2    Expiration Date.    The Plan shall expire, and no Share Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date, except that no Incentive Stock Option shall be granted under the Plan after the earlier of the tenth (10th) anniversary of (i) the date the Plan is approved by the Board or (ii) the Effective Date. Any Shares Awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Share Award Agreement.

XVI.        CHOICE OF LAW.

        The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SEAGATE TECHNOLOGY PLC M37879-P16130 For Against Abstain SEAGATE TECHNOLOGY PLC 38/39 FITZWILLIAM SQUARE DUBLIN 2, IRELAND For Against Abstain Yes No 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 3 Years 2 Years 1 Year Abstain 0 0 0 1a. Stephen J. Luczo 1b. Frank J. Biondi, Jr. 1c. Michael R. Cannon 1d. Lydia M. Marshall 1e. C. S. Park 1f. Gregorio Reyes 1g. Edward J. Zander 2. To approve the adoption of the Seagate Technology Plc 2012 Equity Incentive Plan; 3. To determine the price range at which the Company can re-issue treasury shares off-market; 4. To authorize holding the 2012 Annual General Meeting of Shareholders of the Company at a location outside of Ireland; 5. To hold a non-binding advisory vote to approve executive compensation; 6. To hold a non-binding advisory vote on the frequency of future advisory shareholder votes to approve executive compensation; The Board of Directors recommends you vote "Annual" on the following proposal: 7. To appoint Ernst & Young LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration. The Board of Directors recommends you vote FOR the following proposal: Please indicate if you plan to attend this meeting. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

SEAGATE TECHNOLOGY PLC Annual General Meeting of Shareholders October 26, 2011 9:30 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Lydia M. Marshall and Kenneth M. Massaroni, or each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of Seagate Technology that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:30 a.m. Local Time on October 26, 2011, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2011 Annual General Meeting, Lydia M. Marshall and Kenneth M. Massaroni, or each of them, shall be entitled to vote the undersigned's shares, as designated on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4, 5, EVERY "1 YEAR" FOR PROPOSAL 6, AND "FOR" PROPOSAL 7 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2011 ANNUAL GENERAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE The signer(s) hereby acknowledge(s) receipt of the Notice of the 2011 Annual General Meeting of Shareholders and accompanying proxy statement. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement, Form 10-K, Shareholder Letter and Irish Statutory Accounts are available at www.proxyvote.com. Continued and to be signed on reverse side M37880-P16130